Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

X
In re		:

		:	Chapter 11 Case No.

GLOBAL CROSSING LTD., et al.,		:	02-40188 (REG)

Debtors.		:	(Jointly Administered)
X

ORDER PURSUANT TO SECTIONS 105(a), 363(b)(1), 1121, 1127, AND 1142(b) OF THE BANKRUPTCY CODE SEEKING APPROVAL OF(i) AN AMENDMENT TO THE DEBTORS’ JOINT PLAN OF REORGANIZATION WITHOUT THE NEED FOR FURTHER SOLICITATION OF VOTES, (ii) AMENDMENT NUMBER 5 TO THE PURCHASE AGREEMENT, AND (iii) EXTENSION OF THE EXCLUSIVE PERIODS DURING WHICH DEBTORS

MAY FILE A CHAPTER 11 PLAN AND SOLICIT ACCEPTANCES THEREOF

Upon the motion, dated December 1, 2003 (the “Motion”), of Global Crossing Ltd. (“GCL”) and its debtor subsidiaries, as debtors in possession (collectively, the “Debtors”) pursuant to sections 105(a), 363(b)(1), 1121, and 1127 of title 11 of the United States Code (the “Bankruptcy Code”) seeking approval of (i) an amendment (the “Plan Amendment”) to the Debtors’ Joint Plan of Reorganization (the “Plan”) without the need for further solicitation of votes, (ii) Amendment Number 5 (“Amendment No. 5”) to that certain purchase agreement (the “Purchase Agreement”), dated August 9, 2002, among GCL, Global Crossing Holdings Ltd., the Joint Provisional Liquidators appointed by the Supreme Court of Bermuda in joint provisional liquidation proceedings for certain of the Debtors in Bermuda (the “JPLs”), and Singapore Technologies Telemedia Pte Ltd. (“ST Telemedia”), and (iii) an extension of the exclusive periods during which the Debtors may file a chapter 11 plan (the “Exclusive Filing Period”) and solicit acceptances thereof (the “Exclusive Solicitation Period”), all as more fully set forth in the Motion;

and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. § § 157 and 1334 and the Standing Order of Referral of Cases to Bankruptcy Court Judges of the District Court for the Southern District of New York, dated July 19, 1984 (Ward, Acting C.J.); and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); and venue being proper before this Court pursuant to 28 U.S.C. § § 1408 and 1409; and due and proper notice of the Motion having been provided to the Office of the United States Trustee for the Southern District of New York, the official committee of unsecured creditors appointed in these chapter 11 cases, the attorneys for the agent to the Debtors’ prepetition bank lenders, the JPLs and their attorneys, the attorneys for ST Telemedia, and those parties entitled to notice pursuant to this Court’s order, dated January 28, 2002, establishing notice procedures in these cases, and no other or further notice need be provided; and the Court having reviewed the Motion and conducted a hearing with respect to the relief requested in the Motion (to the extent objections were filed); and the Court having determined that the relief requested in the Motion is in the best interests of the Debtors and their estates and creditors; it is

ORDERED that the Motion is granted; and it is further

ORDERED that, pursuant to section 1127 of the Bankruptcy Code, the Plan Amendment is hereby approved; and it is further

ORDERED that, pursuant to section 1127 of the Bankruptcy Code, the Debtors shall not be required to resolicit acceptances of the Plan, as modified by the Plan Amendment; and it is further

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ORDERED that the Debtors are authorized to execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers and to take any and all actions reasonably necessary or appropriate to consummate and implement the Plan Amendment and perform any and all obligations contemplated therein; and it is further

ORDERED that, pursuant to section 1142(b) of the Bankruptcy Code, any and all necessary parties are directed to execute or deliver or to join in the execution or delivery of any instrument or document required to consummate the Purchase Agreement, and to perform any other act that is necessary for the consummation of the Plan; and it is further

ORDERED that the Debtors are directed to pay the Lender Agent Expenses (as defined in section 1.71 of the Plan), for invoices and estimates submitted to the Debtors on or before Friday, December 5, 2003, on the Effective Date of the Plan, as modified, and any unpaid invoices submitted after the Effective Date within 30 days after receipt by the Debtors, subject only to review by the Fee Committee and the resolution by the Court of any disputes with the Fee Committee’s recommendations; and it is further

ORDERED that from and after the Effective Date of the Plan, as modified, until the date the Fee Committee makes its final recommendations at a hearing before the Court concerning the allowance of professional fees in the Debtors’ chapter 11 cases, the members of the Fee Committee shall be afforded the exculpation protections provided for in section 9.6 of the Plan; and it is further

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ORDERED that the Debtors are authorized and directed to pay the professional fees of XO Communications, Inc., subject to a cap of $180,000; and it is further

ORDERED that pursuant to sections 105(a) and 363(b)(1) of the Bankruptcy Code, Amendment No. 5 to the Purchase Agreement is hereby approved, and it is further

ORDERED that, pursuant to section 1121(d) of the Bankruptcy Code, the Debtors’ Exclusive Filing Period is extended to the earlier of (i) January 5, 2004, or (ii) in the event the Purchase Agreement is terminated in accordance with its terms by any of the parties thereto, two weeks from the date of such termination (the “Extended Exclusive Filing Period”); and it is further

ORDERED that the Exclusive Solicitation Period is extended until sixty (60) days after the Extended Exclusive Filing Period; and it is further

ORDERED that the extensions of the Exclusive Filing Period and Exclusive Solicitation Period granted herein are without prejudice to such further requests that may be made pursuant to section 1121(d) of the Bankruptcy Code by the Debtors or any party in interest, for cause shown, upon notice and a hearing; and it is further

ORDERED that notwithstanding any applicability of rules 6004(g), 7062, or 9014 of the Federal Rules of Bankruptcy Procedures, the terms and conditions of this Order shall be effective immediately and enforceable upon its entry; and it is further

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ORDERED that, pursuant to Case Management Order Number 2 dated March 19, 2003, the Motion satisfies the requirements of rule 9013-1(b) of the Local Bankruptcy Rules for the Southern District of New York.

Dated: December 4, 2003

            New York, New York

S/Robert E. Gerber

UNITED STATES BANKRUPTCY JUDGE

5

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

X
In re		:

		:	Chapter 11 Case No.

GLOBAL CROSSING LTD., et al.,		:	02-40188 (REG)

Debtors.		:	(Jointly Administered)
X

DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE     (AS MODIFIED)

Global Crossing Ltd. and the other above-captioned debtors and debtors in possession, propose the following joint chapter 11 Plan of Reorganization, pursuant to section 1121(a) of title 11 of the United States Code.

SECTION 1 DEFINITIONS AND INTERPRETATION

A. Definitions.

The following terms used herein shall have the respective meanings defined below:

1.1. Access Provider means an entity providing telecommunications services to the Debtors pursuant to an executory contract or a tariff filed by such entity with the Federal Communications Commission or a relevant state commission.

1.2. Adequate Protection Stipulation means the Final Stipulation and Order Providing Adequate Protection to JPMorgan Chase Bank as Administrative Agent for the Senior Secured Lenders, dated May 16, 2002, and “so ordered” by the Bankruptcy Court on May 17, 2002.

1.3. Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ estates, (b) any actual and necessary costs and expenses of operating the Debtors’ businesses, (c) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, (d) any allowances of compensation and reimbursement of expenses to the extent allowed by Final Order under section 330 or 503 of the Bankruptcy Code, (e) any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code, and (f) any Investor Expense Claims, provided, however, that for the purposes of this Plan, Lender Claims and Intercompany Claims will not be treated as Administrative Expense Claims and will otherwise be treated in accordance with sections 2 and 4 of this Plan.

1.4. Administrative Expense and Priority Claim Reserve means, without duplication, that certain trust established pursuant to section 5.6(d) to hold the funds reserved to satisfy Lender Agent Expenses Claims, the Indenture Trustee fee claims payable in accordance with section 12.4, the

Independent Fee Assessor Fee and Expense Claims, and the other obligations incurred prior to the Effective Date set forth in subparagraph (iii) in the definition of “Assets” set forth in the Purchase Agreement and as described in sections 2.1, 2.2, and 2.3 and Classes A and B (to the extent the Investors electInvestor elects to have holders of Claims in Class B paid in Cash), and section 8 of the Plan (relating to cure costs upon the assumption of contracts and leases) in each case incurred prior to the Effective Date to the extent such claims are not paid on or prior to the Effective Date, but shall exclude Administrative Expense Claims incurred, settled, and paid in the ordinary course of business, which expenses shall be paid in accordance with section 2.1, and which shall exclude any Assumed Liabilities.

1.5. Agent means JPMorgan Chase Bank in its capacity as administrative agent under the Credit Agreement.

1.6. Allowed means, with reference to any Claim, (a) any Claim against any Debtor that has been listed by such Debtor in the Schedules, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed and as to which no timely objection has been interposed, (b) any Claim as to which a proof of claim has been filed and no objection to allowance has been timely interposed in accordance with section 502 of the Bankruptcy Code and Bankruptcy Rule 2007 or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (c) any Claim as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (d) any Claim as to which, upon the lifting of the automatic stay pursuant to section 362 of the Bankruptcy Code, the liability of the Debtors, allowance and the amount thereof are determined by final order of a court of competent jurisdiction other than the Bankruptcy Court, or (e) any Scheme Claim that is allowed under the terms of the Schemes of Arrangement.

1.7. ASR means a document known in the telecommunications industry as an “Access Service Request” under which an entity elects to purchase certain non usage-sensitive telecommunications services from an Access Provider for a specified period of time. Solely for purposes of the Plan, ASRs are treated as executory contracts.

1.8. Assumed Liabilities means as to New Global Crossing or a particular Reorganized Subsidiary Debtor, the following obligations of New Global Crossing or such Reorganized Subsidiary Debtor, as the case may be, (i) ordinary course Administrative Expense Claims as defined in section 2.1, (ii) payment of Priority Tax Claims for which the ~~Investors elect~~Investor elects treatment in accordance with section 2.3(b), (iii) payment of Other Secured Claims for which the ~~Investors elect~~Investor elects reinstatement or extended payment terms in accordance with section 4.2(c), (iv) except as otherwise provided in section 8 hereof, obligations arising after the Effective Date under executory contracts, unexpired leases, ASRs, and Interconnection Agreements assumed by the Debtors in accordance with section 8 and cure amounts required by the Bankruptcy Court in excess of those listed by the Debtors in connection with the executory contracts, unexpired leases, ASRs, and Interconnection Agreements that New Global Crossing or the Reorganized Subsidiary Debtors elect to assume in accordance with section 8.4, (v) unpaid Investor Expense Claims, (vi) obligations under section 12.5 to the issuers of the Letters of Credit listed on Exhibit D which have not been terminated, been replaced, and terminated, or fully drawn on or before the Effective Date to (a) cause such Letters of Credit to be replaced or terminated or (b) issue a “back up” letter of credit, and (vii) obligations arising under the Purchase Agreement and implemented through the Transaction Documents, provided,however, that each of the Assumed Liabilities shall only be a liability for New Global Crossing or the particular Reorganized Subsidiary Debtor that incurred the underlying obligations, except that New Global Crossing shall be liable for such obligations originally incurred by GCL or GC Holdings.

1.9. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, applicable to the Reorganization Cases.

1.10. Bankruptcy Court means the United States District Court for the Southern District of New York having jurisdiction over the Reorganization Cases and, to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

1.11. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any Local Rules of the Bankruptcy Court.

1.12. Bermuda Account means the funds not to exceed $13,000,000 (plus any accrued interest thereon) from GCL’s bank account numbered 29221 maintained at Butterfield Asset Management Limited in Bermuda.

1.13. Bermuda Account Discharge Date Distribution means all funds in the Bermuda Account as of the Discharge Date less the sum of $1,000,000.

1.14. Bermuda Contingency Fund shall have the meaning ascribed to it in section 6.10.

1.15. Bermuda Liquidation Fund shall have the meaning ascribed to it in section 6.10.

1.16. Bermudian Debtors shall mean the Debtors incorporated in Bermuda, as listed on Exhibit B annexed hereto, as amended from time to time.

1.17. Bondholder Released Parties shall have the meaning ascribed to it in section 5.14.

1.18. Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.19. Bye-Laws means the bye-laws of New Global Crossing, substantially in the form set forth in the Plan Supplement and including the provisions set forth in Exhibit A-2 of the Purchase Agreement.

1.20. Cash means legal tender of the United States of America.

1.21. Certificate of Designations means the certificate of designations, substantially in the form set forth in the Plan Supplement and including the provisions set forth in Exhibit A-1 of the Purchase Agreement.

1.22. Claim means, as against any Debtor, a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, including but not limited to any Claim, whether secured or unsecured, for a fine, penalty, or forfeiture, or for multiple, exemplary, or punitive damages to the extent that such fine, penalty, forfeiture, or damages are not compensation for any actual pecuniary loss suffered by the holder of such Claim.

1.23. Claims Subcommittee means a three member subcommittee of the Estate Representative (appointed pursuant to section 5.8 hereof) consisting of the two Estate Representative designees of the Creditors Committee and the individual designated to the Estate Representative by agreement of the Estate Representative designees of both the Agent and the Creditors Committee.

1.24. Class means any group of Claims or Equity Interests classified by the Plan of Reorganization pursuant to section 1122(a)(1) of the Bankruptcy Code.

1.25. Class F Reserve Amount shall have the meaning ascribed to it in section 4.13.

1.26. Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge, or other encumbrance to secure the payment or performance of a Claim, which lien, charge, or other encumbrance is not subject to avoidance under the Bankruptcy Code.

1.27. Company Asset Transfer means “Company Asset Transfer” referred to and defined in section 8.1(a) of the Purchase Agreement.

1.28. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

1.29. Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan of Reorganization, as such hearing may be adjourned or continued from time to time.

1.30. Confirmation Order means the order of the Bankruptcy Court confirming the Plan of Reorganization, in form and substance reasonably acceptable to the ~~Investors~~Investor and consistent with the terms of the Purchase Agreement, including the definition of “Confirmation Order” set forth therein.

1.31. Convenience Claim means any prepetition unsecured Claim against any Debtor that, but for being defined as a Convenience Claim, would be a General Unsecured Claim, and that is Allowed in an amount of $100,000 or less and that is scheduled as undisputed, non-contingent, and liquidated, or is the subject of a timely filed proof of claim in a liquidated amount of $100,000 or less.

1.32. Cooperation Agreement means any agreement between New Global Crossing and the Estate Representative acceptable to the ~~Investors~~Investor, the Creditors Committee, the Lenders, and the Debtors, that provides for the terms of access to the employees and documents of New Global Crossing and the Reorganized Subsidiary Debtors regarding the prosecution and settlement of Disputed Claims and the performance of the Estate Representative functions set forth in section 5.8 hereof. Any Cooperation Agreement will be included in the Plan Supplement.

1.33. Credit Agreement means that certain Amended and Restated Credit Agreement, dated as of August 10, 2000, among GCL, GC Holdings, GCNA, the Lender parties thereto, including each revolving term Lender and Tranche B Lender, and the Agent and all other documents and instruments relating thereto, including any guarantees, pledge agreements, security agreements, indentures, as amended, supplemented, modified, or restated.

1.34. Creditors Committee means the statutory committee of unsecured creditors appointed in the Debtors’ chapter 11 cases, as constituted from time to time.

1.35. Debtors means each of the entities listed on Exhibit A hereto, as amended from time to time.

1.36. Disclosure Statement means that certain disclosure document relating to the Plan of Reorganization, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.37. Discharge Date means the latest of the dates on which the JPLs are discharged by orders of the Supreme Court of Bermuda as joint provisional liquidators in the provisional liquidations of each of the Bermudian Debtors. The Discharge Date will not be extended by reason of the JPLs being appointed as provisional liquidators or liquidators of GCL and/or GC Holdings following the making of winding up orders against either or both of such companies by the Supreme Court of Bermuda.

1.38. Disputed Claim means (i) any Claim against a Debtor to the extent that (a) the allowance of such Claim is the subject of an objection, appeal, or motion to estimate that has been timely filed by a party in interest (including the ~~Investors~~Investor in accordance with section 12.7) and which objection, appeal and/or motion has not been withdrawn or determined by a Final Order, (b) such Claim is scheduled as disputed, contingent or unliquidated, or (c) during the period prior to the deadline fixed by the Plan or the Bankruptcy Court for objecting to such Claim, such Claim is in excess of the amount scheduled as other than disputed, contingent or unliquidated and (ii) to the extent not provided for in subclause (i) of this subsection 1.37, any Disputed Scheme Claim.

1.39. Disputed Claims Reserve shall have the meaning ascribed to it in section 7.3.

1.40. Disputed Scheme Claim means any Scheme Claim which is disputed under the Schemes of Arrangement.

1.41. Effective Date means the “Closing Date” referred to and defined in the Purchase Agreement.

1.42. Equity Interest means the interest of any holder of common stock, preferred stock, or warrants, options, or agreements for the purchase or sale of such common stock or preferred stock of GCL, GC Holdings or any other Debtor, including, without limitation (i) GCL Common Stock, (ii) GCL Preferred Stock, and (iii) GC Holdings Preferred Stock.

1.43. ERISA Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising under the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time or arising in connection with any Benefits Plans (as defined in the Purchase Agreement) other than any such Claim that constitutes a Securities Litigation Claim.

1.44. Estate Representative means the persons designated in accordance with section 5.8 herein, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

1.45. Estate Representative Claims means, to the fullest extent assignable under applicable law, (i) the rights, claims, credits, allowances, rebates, causes of action, and rights of set-off referred to in clauses (iv), (v), and (vi) of the definition of “Assets” in section 8.1(a) of the Purchase Agreement, other than the Reimbursement Claim and (ii) to the extent any cause of action in clause (iv)

of the definition of Assets in section 8.1 of the Purchase Agreement is incapable of valid assignment under applicable law, any proceeds therefrom, subject, in each case, to the further provisos and limitations specified in such definition and the specific settlement, waiver, or release of such claims or causes of action as provided herein or as approved by the Bankruptcy Court by separate order.

1.46. Estate Representative Expense Fund means the $7,000,000 transferred by the Debtors on the Effective Date to the Estate Representative to pay the expenses incurred after the Effective Date to administer the winding down of the Reorganization Cases, including the expenses of the Estate Representative incurred in connection with administering its obligations under section 5.8 of the Plan, any costs incurred by the Trustee and the JPL Fee and Expense Claims, if any, and any other expenses included in clause (ii) of the definition of “Assets” in section 8.1(a) of the Purchase Agreement, if any, incurred after the Effective Date. The $7,000,000 (together with interest and accretions thereon) shall not constitute property of the Debtors or the Liquidating Trust.

1.47. Face Amount Minimum shall have the meaning ascribed to it in section 6.12.

1.48. Fee Protocol means the fee protocol established by the Bankruptcy Court by order dated August 21, 2002.

1.49. Final Order means an order or judgment of the Bankruptcy Court entered by the Clerk of the Bankruptcy Court on the docket in the Reorganization Cases, which has not been reversed, vacated, or stayed, and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

1.50. GC Holdings means Global Crossing Holdings Ltd., a company organized under the laws of Bermuda, in provisional liquidation under that certain order of the Supreme Court of Bermuda dated January 28, 2002 and subject to the oversight of the JPLs in accordance with such order.

1.51. GC Holdings Notes Claim means any Claim against the Debtors arising under or in connection with the following debt securities issued by GC Holdings (i) 9.125% Senior Notes due 2006 ($900,000,000 original principal amount), (ii) 9.5% Senior Notes due 2009 ($1,100,000,000 original principal amount), (iii) 8.7% Senior Notes due 2007 ($1,000,000,000 original principal amount), (iv) 9.625% Senior Notes due 2008 ($800,000,000 original principal amount), and (v) any claims against GCL pursuant to the guaranty of such entity of the obligations specified in clauses (i)-(iv) above.

1.52. GC Holdings Preferred Stock means any preferred stock issued by GC Holdings, including, without limitation, the 10.5% mandatorily redeemable preferred stock, authorized for issuance under the Memorandum of Association of GC Holdings.

1.53. GCL means Global Crossing Ltd., a company organized under the laws of Bermuda, in provisional liquidation under that certain order of the Supreme Court of Bermuda dated January 28, 2002, and subject to the oversight of the JPLs in accordance with such order.

1.54. GCL Common Stock means the shares of common stock, $.01 par value, authorized for issuance under the Memorandum of Association of GCL.

1.55. GCL Preferred Stock means any preferred stock issued by GCL including, without limitation, (i) 6.375% cumulative convertible preferred stock, (ii) 7% cumulative convertible preferred stock, (iii) 6.375% cumulative convertible preferred stock, series B, and (iv) 6.75% cumulative convertible preferred stock, in each case authorized for issuance under the Memorandum of Association of GCL.

1.56. GCNA means Global Crossing North America, Inc. f/k/a Frontier Corporation, a company organized under the laws of New York State.

1.57. GCNA Notes Claim means any Claim against the Debtors arising under or in connection with the following debt securities issued by GCNA: (i) 7.25% Senior Notes due 2004 ($300,000,000 original principal amount), (ii) 6% Dealer Remarketed Securities due 2013 ($200,000,000 original principal amount), (iii) 9.3% Medium-Term Notes due 2004 ($20,000,000 principal amount), and (iv) 9% Debentures due 2021 ($100,000,000 original principal amount).

1.58. General Unsecured Claim means any prepetition Claim against any of the Debtors, including but not limited to any ERISA Claim and Other Litigation Claim, that is not an Other Secured Claim, Lender Claim, Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, GCNA Notes Claim, GC Holdings Notes Claim, Convenience Claim, Securities Litigation Claim or Intercompany Claim.

1.59. Indenture means the indenture governing the New Senior Secured Notes, substantially in the form set forth in the Plan Supplement.

1.60. Indenture Trustees means those indenture trustees identified in sections 6.4 and 6.5 hereof.

1.61. Independent Fee Assessor means Chris Hughes of Talbot Hughes in his capacity as assessor of the fees and expenses of the JPLs and their retained professionals, having been so appointed by the Supreme Court of Bermuda on June 20, 2002.

1.62. Independent Fee Assessor Fee and Expense Claims means the fees and expenses of the Independent Fee Assessor.

1.63. Intercompany Claim means a Claim by any Debtor or Subsidiary thereof, whether such Subsidiary is itself a Debtor or non-Debtor (other than Asia Global Crossing Ltd. and its subsidiaries), against any Debtor.

1.64. Interconnection Agreement means an agreement between a Debtor and an Access Provider under which the Access Provider commits to provide telecommunications services for the transport and/or termination of telephone exchange traffic to such Debtor.

1.65. ~~Investors~~ Investor means ~~Hutchison Telecommunications Limited, a company organized under the laws of Hong Kong and~~ Singapore Technologies Telemedia Pte Ltd., a company organized under the laws of Singapore~~.~~ , and any entity that Singapore Technologies Telemedia Pte Ltd. assigns its rights to in accordance with sections 1.1 and 8.3 of the Purchase Agreement.

1.66. Investor Expense Claim means any Claim by an Investor for reimbursement of (i) expenses required to be paid under the bidding procedures order entered by the Bankruptcy Court on March 25, 2002 and (ii) the Post-Petition ~~Investors~~ Investor’s Expenses (as defined in the Purchase Agreement but limited to those of Singapore Technologies Telemdia Pte Ltd.) pursuant to section 4.6 of the Purchase Agreement, as the maximum amount set forth therein may be increased by order of the Bankruptcy Court.

1.67. JPLs means the persons from time to time serving as joint provisional liquidators in the provisional liquidations of the Bermudian Debtors, who are currently Malcolm Butterfield of KPMG in Bermuda and Phil Wallace and Jane Moriarty, both of KPMG LLP in England.

1.68. JPL Fee and Expense Claim means the fees and expenses of the JPLs and their retained professionals as reviewed by the Independent Fee Assessor and approved by order of the Supreme Court of Bermuda.

1.69. JPL Fee and Expense Claim Reserve means that certain escrow account established under Bermuda law and subject to the exclusive jurisdiction of the Supreme Court of Bermuda pursuant to section 6.10(b) hereof to hold the funds reserved to satisfy the fees and expenses of the JPLs and their retained professionals in accordance with section 6.10(b) hereof.

1.70. Lenders means the lenders under the Credit Agreement.

1.71. Lender Agent Expenses means the actual, reasonable, documented fees and out-of-pocket expenses incurred after the Petition Date by the legal, accounting, financial, and other advisors to the Agent, including FTI Consulting (f/k/a PricewaterhouseCoopers), Evercore Partners, Milbank, Tweed, Hadley & McCloy LLP, and other foreign counsel and advisors to the Agent.

1.72. Lender Cash Distribution shall have the meaning ascribed to it in section 4.3.

1.73. Lender Claim means a claim of any Lender (i) arising under or in connection with the Credit Agreement and all documents relating thereto, (ii) arising under or in connection with any guaranty of the obligations under the Credit Agreement, or (iii) constituting a priority claim arising under or in connection with the Adequate Protection Stipulation.

1.74. Lender Released Parties shall have the meaning ascribed to it in section 5.13.

1.75. Liquidating Trust means the liquidating trust established under section 5.

1.76. Liquidating Trust Agreement means the agreement governing the Liquidating Trust, dated as of the Effective Date, substantially in the form set forth in the Plan Supplement.

1.77. Liquidating Trust Assets means the Estate Representative Claims, the balance of the Bermuda Contingency Fund after the conclusion of the liquidations of GCL and GC Holdings under Bermuda law, any assets acquired by GCL and GCHL after the Effective Date that are not required to be distributed to the ~~Investors~~ Investor pursuant to the Purchase Agreement, and the earnings or proceeds therefrom.

1.78. Liquidating Trust Claims Reserve has the meaning assigned to such term in section 5.8(t)(ii)(C).

1.79. Management Incentive Plan means the New GX Management Plan adopted as of the Effective Date by New Global Crossing pursuant to the Purchase Agreement.

1.80. Memorandum of Association means the memorandum of association of New Global Crossing, as amended and restated, substantially in the form set forth in the Plan Supplement. The Memorandum of Association shall, among other things, prohibit the issuance of nonvoting equity securities, subject to further amendment of such Memorandum of Association as permitted by applicable law.

1.81. New Common Stock means shares of common stock, $0.01 par value, of New Global Crossing, authorized for issuance under the Memorandum of Association.

1.82. New Global Crossing means GC Acquisition Limited, a corporation organized under the laws of Bermuda, and a non-Debtor Subsidiary of GCL.

1.83. New Preferred Stock means shares of preferred stock, $0.01 par value, of New Global Crossing, authorized for issuance under the Memorandum of Association and described in Exhibit A-1 to the Purchase Agreement.

1.84. New Senior Secured Notes means the senior secured notes to be issued in the aggregate principal amount of $200,000,000 pursuant to the Indenture and on the terms set forth in Exhibit A-3 of the Purchase Agreement. The New Senior Secured Notes and such Indenture shall be substantially in the form set forth in the Plan Supplement.

1.85. Non-Debtor Intercompany Claim means any claim, debt, or other obligation held by any Debtor or Subsidiary thereof, whether such Subsidiary is itself a Debtor or non-Debtor (other than Asia Global Crossing Ltd. and its subsidiaries), against any non-Debtor Subsidiary of a Debtor (other than Asia Global Crossing Ltd. and its subsidiaries).

1.86. Other Litigation Claim means any Claim against any of the Debtors that is not a Lender Claim, GCNA Notes Claim, GC Holdings Notes Claim, an ERISA Claim, or a Securities Litigation Claim and which is the subject of an existing lawsuit or settlement agreement on the Effective Date against any of the Debtors commenced prior to or following the Petition Date in any city, county, state, federal or foreign court (or any division thereof), including Claims for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim.

1.87. Other Secured Claim means any Secured Claim against the Debtors not constituting a Lender Claim or a GCNA Notes Claim.

1.88. Petition Date means January 28, 2002, unless such other date is specified on Exhibit A hereto, as amended from time to time, with respect to a specific Debtor.

1.89. Plan or Plan of Reorganization means this Joint Plan of Reorganization, including the exhibits and schedules hereto and to the Plan Supplement, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.90. Plan Assumption Motion means that certain motion filed by the Debtors on October 18, 2002, setting forth the procedures for the Debtors’ assumption of executory contracts and unexpired leases in connection with the Plan.

1.91. Plan Supplement means the supplement to the Plan of Reorganization containing the documents set forth on Exhibit C hereto. The Plan Supplement will be filed with the Bankruptcy Court no later than 5 days prior to the deadline set forth in the Disclosure Statement for soliciting votes to accept or reject the Plan of Reorganization.

1.92. Priority Non-Tax Claim means any Claim against the Debtors entitled to priority in payment as specified in sections 507(a)(2), (3), (4), (5), (6), (7) or (9) of the Bankruptcy Code and any claim against any of the Bermudian Debtors which would have been preferential under section 236 of the Bermuda Companies Act of 1981 and/or section 33 of the Bermuda Employment Act of 2000, had each Bermudian Debtor been placed in liquidation under Bermuda law on the date upon which the winding up proceedings for the Bermudian Debtors were presented to the Supreme Court of Bermuda.

1.93. Priority Tax Claim means any Claim against the Debtors of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.94. Purchase Agreement means that certain purchase agreement, dated as of August 9, 2002, among GCL, GC Holdings, the JPLs, and the ~~Investors~~ Investor, a copy of which is annexed hereto as Exhibit E, including any amendments thereto.

1.95. Ratable Proportion means the ratio (expressed as a percentage) of the amount of an Allowed Claim in a Class to the aggregate amount of all Allowed Claims in the same Class.

1.96. Releasing Parties shall have the meaning ascribed to it in section 5.13.

1.97. Registration Rights Agreement means the registration rights agreement regarding the registration under the Securities Act of 1933 of the New Common Stock, which agreement will be reasonably satisfactory to each Investor and New Global Crossing, consistent with the Purchase Agreement, and substantially in the form set forth in the Plan Supplement.

1.98. Reimbursement Claim means any and all claims held by any of the Debtors against Lodwrick M. Cook and Carole D. Cook arising out of or in connection with the $7,500,000 financial accommodation made by GC Holdings for Lodwrick M. Cook and Carole D. Cook under the Reimbursement Agreement dated July 26, 2001 as extended by unanimous written consent of the Board of Directors of GCL as of December 21, 2001 and the proceeds therefrom.

1.99. Reorganization Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by certain of the Debtors on January 28, 2002, April 24, 2002, August 4, 2002, and August 30, 2002, respectively, and such other chapter 11 cases that may be jointly administered with such cases in the United States Bankruptcy Court for the Southern District of New York and styled In re Global Crossing Ltd. et al., 02- 40188.

1.100. Reorganized Subsidiary Debtors means the Debtors, other than GCL and GC Holdings, as reorganized and transferred to New Global Crossing in accordance with the Purchase Agreement.

1.101. Schedules means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007, and the Official Bankruptcy Forms of the Bankruptcy Rules as such schedules and statements have been or may be supplemented or amended from time to time in accordance with Bankruptcy Rule 1009, through the Confirmation Date.

1.102. Scheme Claim means any Claim against any Bermudian Debtor which is filed solely in Bermuda in accordance with the Schemes of Arrangement and which has not been filed or has not been deemed filed in the Reorganization Cases by order of the Bankruptcy Court dated August 16, 2002 or September 25, 2002.

1.103. Schemes of Arrangement means the schemes of arrangement, if any, that may be implemented in connection with the proceedings in the Supreme Court of Bermuda for any of the Bermudian Debtors, as amended from time to time.

1.104. Secured Claim means a prepetition Claim against the Debtors (i) secured by Collateral, the amount of which is equal to or less than the value of such Collateral (A) as agreed to by the holder of such Claim and the Debtors or (B) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code or (ii) in the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.105. Securities Litigation Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from rescission of a purchase or sale of shares or notes, or any other securities of any of the Debtors or an affiliate of any of the Debtors, for damages arising from the purchase or sale of any such security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of any such Claim, including claims based on allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.

1.106. Subsidiary has the meaning assigned to such term in the Purchase Agreement.

1.107. Tariff Services means telecommunications services required to be provided by an Access Provider pursuant to a tariff filed by such Access Provider with the Federal Communications Commission or a relevant state commission. For purposes of this Plan, the obligation of an Access Provider to provide Tariff Services does not arise under an executory contract, except to the extent expressly specified in an ASR.

1.108. Tax or Taxes means all income, gross receipts, sales, use, transfer, payroll, employment, franchise, profits, property, excise or other similar taxes, estimated import duties, fees, stamp taxes and duties, value added taxes, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed on any of the Debtors by any taxing authority with respect thereto.

1.109. Tax Code means title 26 of the United States Code, as amended from time to time.

1.110. Transaction Documents means the Purchase Agreement, the Bye-Laws, the Certificate of Designations, the Memorandum of Association, the Indenture, the Registration Rights Agreement, the Management Incentive Plan, the Confirmation Order, and all other documents (including any disclosure documents prepared and distributed in connection with the Reorganization Cases, the Plan and the Schemes of Arrangement) related to the “Restructuring” referred to in the Purchase Agreement, and all other contracts, agreements, schedules, certificates and other documents being delivered pursuant to or in connection with the Purchase Agreement or this Plan or such other documents or the transactions contemplated thereby.

1.111. Trustee shall have the meaning ascribed to it in section 5.8.

B. Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section, schedule, or exhibit references in the Plan of Reorganization are to the respective section in, article of, or schedule or exhibit to the Plan of Reorganization, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan of Reorganization as a whole and not to any particular section, subsection, or clause contained therein. A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the Plan of Reorganization. The headings in the Plan of Reorganization are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Nothing in this Plan shall relieve any party from performing its obligations under the Purchase Agreement. In the event of any inconsistency between the terms of the Plan and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.

C. Relief Sought by Filing Plan.

The filing of this Plan constitutes (a) a motion by the Debtors pursuant to sections 363, 363(f), and 363(m) of the Bankruptcy Code to consummate the sale, transfer, and assignment set forth in section 5.6 hereof and (b) a motion by the Debtors pursuant to Bankruptcy Rule 9019 to approve the settlement and compromise set forth in section 5.2 hereof.

SECTION 2 ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

2.1. Administrative Expense Claims.

On the Effective Date, except to the extent that a holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Debtors shall pay to each holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as debtors in possession, shall be paid by New Global Crossing or the responsible Reorganized Subsidiary Debtor, as the case may be, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions. The bar date for filing Administrative Expense Claims will be fixed in accordance with section 6.2(h) of the Purchase Agreement. The Debtors will reserve, in accordance with section 5.6(d), for Administrative Expense Claims that are Disputed Claims not incurred in the ordinary course of business.

2.2. Compensation and Reimbursement Claims.

All entities seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code (a) shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred by the date that is 60 days after the Effective Date and (b) shall be paid in full in such amounts as are allowed by the Bankruptcy Court on the date upon which the order allowing such Administrative Expense Claim becomes a Final Order.

The Debtors are authorized to pay compensation for services rendered and reimbursement of expenses incurred after the Confirmation Date and until the Effective Date in accordance with the procedures approved by the Bankruptcy Court and in effect prior to the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

The Debtors shall pay the Lender Agent Expenses for the period up to and including the Effective Date and Allowed in accordance with the review procedures set forth in the Adequate Protection Stipulation and the Fee Protocol. Any dispute with respect to the Lender Agent Expenses shall be resolved by the Bankruptcy Court in accordance with the Adequate Protection Stipulation and the Fee Protocol. Notwithstanding the terms of the Adequate Protection Stipulation, the Lender Agent Expenses shall be paid without setoff or deductions from distributions to the Lenders under Class C of the Plan.

The Debtors shall pay the Investor Expense Claims until the Effective Date in accordance with the procedures approved by the Bankruptcy Court and in effect prior to the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval. Notwithstanding anything to the contrary herein, on and after the Effective Date, to the extent the ~~Investors have~~Investor has any unpaid Investor Expense Claims, the ~~Investors~~Investor may submit such Investor Expense Claims to New Global Crossing and such Investor Expense Claims shall be paid in full promptly by New Global Crossing, but in any event within 15 Business Days, after the submission thereof, provided, however, that the aggregate amount paid by the Debtors and New Global Crossing in respect of Investor Expense Claims incurred during the period commencing on May 25, 2002 and ending on the Effective Date shall not exceed the amount permitted under section 4.6 of the Purchase Agreement, as such amount may be amended by order of the Bankruptcy Court.

The Debtors shall pay the JPL Fee and Expense Claims for the period up to and including the Effective Date in accordance with section 6.10 hereof.

2.3. Priority Tax Claims.

On the Effective Date, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the ~~Investors~~Investor, (a) Cash in an amount equal to such Allowed Priority Tax Claim or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to the rate applicable to underpayments of federal income tax on the Effective Date (determined pursuant to section 6621 of the Tax Code, without regard to subsection (c) thereof) over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim. The Debtors, and after the Effective Date, the Estate Representative, shall be responsible for making payments (solely out of the Administrative Expense and Priority Claims Reserve) under subsection (a) of this section 2.3 and New Global Crossing or the Reorganized Subsidiary Debtors having such liability shall be responsible for making payments under subsection (b) of this section 2.3. This section shall not affect the valid liens of any holder of an Allowed Priority Tax Claim.

SECTION 3 CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The following table designates the classes of Claims against and Equity Interests in each of the Debtors and specifies which of those classes are (i) impaired or unimpaired by the Plan of Reorganization, (ii) entitled to vote to accept or reject the Plan of Reorganization in accordance with section 1126 of the Bankruptcy Code, and (iii) deemed to reject the Plan of Reorganization.

3.1. Classes for the Debtors.

Class	Designation	Impairment	Entitled to Vote

Class A	Priority Non-Tax Claims	unimpaired	No

Class B	Other Secured Claims	impaired	Yes

Class C	Lender Claims	impaired	Yes

Class D	GC Holding Notes Claims	impaired	Yes

Class E	GCNA Notes Claims	impaired	Yes

Class F	General Unsecured Claims	impaired	Yes

Class G	Convenience Claims	impaired	Yes

Class H	Intercompany Claims	impaired	Yes

Class I	GC Holdings Preferred Stock	impaired	No (deemed to reject)

Class J	GCL Preferred Stock	impaired	No (deemed to reject)

Class K	GCL Common Stock	impaired	No (deemed to reject)

Class L	Securities Litigation Claims	impaired	No (deemed to reject)

3.2. Subclasses for Class B.

For convenience of identification, the Plan of Reorganization classifies the Allowed Claims in Class B as a single class. This Class comprises a group of subclasses, depending on the underlying property securing such Allowed Claims, and each subclass is treated hereunder as a distinct Class for voting and distribution purposes.

3.3. Other Subclasses and Deemed Consolidation.

In accordance with the deemed consolidation specified in section 5.1, the Plan of Reorganization classifies all General Unsecured Claims and Convenience Claims as single classes for voting purposes.

SECTION 4 TREATMENT OF CLAIMS AND EQUITY INTERESTS

The timing and procedure for all distributions specified in this section are governed by section 6 (Distributions), as modified by section 7 (Disputed Claims) of the Plan.

4.1. Priority Non-Tax Claims (Class A).

Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors has agreed to a different treatment of such Claim, each such holder shall receive on the Effective Date, in full satisfaction of such Claim, Cash in an amount equal to such Claim.

4.2. Other Secured Claims (Class B).

Except to the extent that a holder of an Allowed Other Secured Claim against any of the Debtors has agreed to a different treatment of such Claim, each holder of an Allowed Other Secured Claim shall receive, at the sole option of the ~~Investors~~Investor, either (a) the Collateral securing such

Allowed Other Secured Claim, (b) Cash in an amount equal to the value of the Collateral securing such Allowed Other Secured Claim, or (c) consistent with the Purchase Agreement, the treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be reinstated or rendered unimpaired. The Debtors and, after the Effective Date, the Estate Representative, shall be responsible for providing the treatment described in clause (b) of this section 4.2 (solely out of the Administrative Expense and Priority Claim Reserve) and New Global Crossing or the responsible Reorganized Subsidiary Debtor shall be responsible for providing the treatment described in clauses (a) and (c) of this section 4.2.

4.3. Lender Claims (Class C).

Lender Claims against any of the Debtors shall be deemed allowed in the aggregate amount of $2,260,257,918.26. Each holder of a Lender Claim against any of the Debtors shall receive its proportionate share as provided in the Credit Agreement of (i) Cash in an amount equal to $300,562,307.50, plus the net interest earned and accumulated on such funds in bank account No. 323-225349 maintained at JPMorgan Chase Bank and the funds held in bank account No. 57063-0 maintained at Wilmington Trust Company (the “Lender Cash Distribution”), (ii) ~~$175,000,000 of New Senior Secured Notes,~~Cash in an amount equal to $175,000,000, (iii) 2,400,000 shares of New Common Stock, (iv) 50% of the beneficial interests in the Liquidating Trust, (v) 100% of the Reimbursement Claim, and (vi) subject to the occurrence of the transfers set forth in section 6.10(b), (c), and (d) and the occurrence of the Discharge Date, Cash in the amount equal to 50% of the Bermuda Account Discharge Date Distribution.

4.4. GC Holdings Notes Claims (Class D).

The GC Holdings Notes Claims shall be deemed Allowed in the aggregate amount of $3,896,484,000. Subject to section 4.13, each holder of an Allowed GC Holdings Notes Claim shall receive its Ratable Proportion of (i) ~~$18,975,000 of New Senior Secured Notes,~~Cash in an amount equal to $18,975,000, (ii) 9,867,000 shares of New Common Stock, (iii) 37.95 % of the beneficial interests in the Liquidating Trust, and (iv) subject to the occurrence of the transfers set forth in section 6.10(b), (c), and (d) and the occurrence of the Discharge Date, Cash in an amount equal to 37.95% of the Bermuda Account Discharge Date Distribution.

4.5. GCNA Notes Claims (Class E).

The GCNA Notes Claims shall be deemed Allowed in the aggregate amount of $632,523,250. Subject to section 4.13, each holder of a GCNA Notes Claim shall receive its Ratable Proportion of (i) ~~$3,080,000 of New Senior Secured Notes,~~Cash in an amount equal to $3,080,000, (ii) 1,601,600 shares of New Common Stock, (iii) 6.16 % of the beneficial interests in the Liquidating Trust, and (iv) subject to the occurrence of the transfers set forth in section 6.10(b), (c), and (d) and the occurrence of the Discharge Date, Cash in an amount equal to 6.16% of the Bermuda Account Discharge Date Distribution.

4.6. General Unsecured Claims (Class F).

Subject to section 4.13, each holder of an Allowed General Unsecured Claim shall receive its Ratable Proportion of (i) ~~$2,945,000 of New Senior Secured Notes,~~Cash in an amount equal to $2,945,000, (ii) 1,531,400 shares of New Common Stock, (iii) 5.89 % of the beneficial interests in the Liquidating Trust, and (iv) subject to the occurrence of the transfers set forth in section 6.10(b), (c), and (d) and the occurrence of the Discharge Date, Cash in an amount equal to 5.89% of the Bermuda Account Discharge Date Distribution. Holders of Allowed General Unsecured Claims shall also be paid by insurance, to the extent available.

4.7. Convenience Claims (Class G).

Each holder of an Allowed Convenience Claim shall receive Cash in an amount equal to the lesser of (i) 5% of such holder’s Convenience Claim and (ii) such holder’s Ratable Proportion of $3,000,000. Holders of Allowed Convenience Claims shall also be paid by insurance, to the extent available.

4.8. Intercompany Claims (Class H).

Other than as agreed by the Debtors and the ~~Investors~~Investor, the following Intercompany Claims shall be eliminated and discharged as of the Effective Date, by either offset, distribution, cancellation, or contribution of such Claims, or otherwise (as determined by the Debtors subject to approval of the ~~Investors~~Investor): (i) Intercompany Claims of GCL or GC Holdings against any other Debtor and (ii) Intercompany Claims against GCL or GC Holdings held by any of their Subsidiaries (whether Debtors or non-Debtors).

All other Intercompany Claims shall be reviewed by the Debtors and the ~~Investors~~Investor and adjusted, continued or discharged, as the Debtors determine (subject to the approval of the ~~Investors~~Investor) is appropriate, taking into account, among other things, the distribution of consideration under the Plan and the economic condition of the reorganized company and its subsidiaries.

The holders of the Intercompany Claims will accept the Plan. The holders of Intercompany Claims shall not be entitled to participate in any of the distributions on account of Claims under sections 2.1 through 2.3 and 4.1 through 4.7, and shall only be entitled to the treatment provided in this section 4.8.

4.9. GC Holdings Preferred Stock (Class I).

Holders of GC Holdings Preferred Stock shall neither receive nor retain any property under the Plan of Reorganization.

4.10. GCL Preferred Stock (Class J).

Holders of GCL Preferred Stock shall neither receive nor retain any property under the Plan of Reorganization.

4.11. GCL Common Stock (Class K).

Holders of GCL Common Stock shall neither receive nor retain any property under the Plan of Reorganization.

4.12. Securities Litigation Claims (Class L).

The holders of any Securities Litigation Claims shall neither receive nor retain any property under the Plan of Reorganization. This Plan shall neither impair nor create any right of any holder of any Securities Litigation Claims to assert such Claim against any of the Debtors’ insurance policies.

4.13. Classes D, E, and F Reserve Provisions.

The treatment provided under sections 4.4 through 4.6 to the holders of Allowed Claims in Classes D through F, respectively, is subject to the following adjustment (the “Class F Reserve Amount”): 5% of the consideration available to be distributed on account of Claims in Classes D and E, except for any portion of the consideration that is represented by beneficial interests in the Liquidating Trust shall instead be distributable to holders of Allowed Claims in Class F as provided in sections 4.13 and 6.6, and pending distributions, held in reserve in accordance with section 7. The Class F Reserve Amount shall become available for distribution to holders of Allowed Class F Claims only at such time as Allowed Class F Claims exceed $1,200,000,000, in the aggregate (but may be factored into the amount distributable to holders of Allowed Claims in Class F prior to such time, in accordance with section 6.6). At such time as Allowed Class F Claims exceed $1,200,000,000, the Class F Reserve Amount will be distributed to holders of Allowed Class F Claims in order to maintain, to the extent possible, the recovery that would have been obtained by such holders as a percentage of their Allowed Class F Claims if Allowed Class F Claims totaled $1,200,000,000, in the aggregate, and the Class F Reserve Amount had not been established. To the extent the entire Class F Reserve Amount is not needed to accomplish the purpose of this section, the balance (together with any net earnings attributable thereto) will be distributed to the holders of Allowed Claims in Classes D and E in proportion to the amount each such holder contributed to the Class F Reserve Amount.

SECTION 5 MEANS FOR IMPLEMENTATION

5.1. Deemed Consolidation of Debtors for Plan of Reorganization Purposes Only.

The Debtors shall be deemed consolidated for purposes of voting and distributions under the Plan. In addition, all guaranties by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date shall be deemed eliminated under the Plan so that any Claim against any Debtor and any guaranty thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors. Each and every Claim filed or to be filed in the Reorganization Cases shall be deemed filed against the deemed consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors.

Such deemed consolidation, however, shall not (other than for purposes related to funding distributions under the Plan of Reorganization and as set forth above in this section) affect: (i) the legal and organizational structure of the Debtors, (ii) pre- and post-Petition Date guaranties, liens, and security interests that are required to be maintained (A) in connection with executory contracts or unexpired leases that were entered into during the Reorganization Cases or that have been or will be assumed, (B) pursuant to the Plan of Reorganization, or (C) in connection with any financing entered into by the Debtors on the Effective Date, and (iii) distributions out of any insurance policies or proceeds of such policies.

Notwithstanding anything contained in the Plan of Reorganization to the contrary, the deemed consolidation of the Debtors shall not have any effect on any Claims being treated as unimpaired in accordance with section 1124 of the Bankruptcy Code and the legal, equitable, and contractual rights to which the holders of any such Claims are entitled shall be left unaltered by the Plan of Reorganization.

5.2. Settlement of Certain Claims.

Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution, releases, and other benefits provided under the Plan and the Schemes of Arrangement, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. All Plan distributions made to creditors holding Allowed Claims in any Class are intended to be and shall be final, and no Plan distribution to the holder of a Claim in one Class shall be subject to being shared with or reallocated to the holders of any Claim in another Class by virtue of any prepetition collateral trust agreement, shared collateral agreement, subordination agreement, or other similar inter-creditor arrangement.

5.3. Authorization of New Securities.

Pursuant to the Memorandum of Association and section 2.3(a) of the Purchase Agreement, the authorized share capital of New Global Crossing consists of 55,000,000 shares of New Common Stock, and 45,000,000 shares of New Preferred Stock. On the Effective Date, the following new securities shall be issued in accordance with the terms of the Transaction Documents: (a) the New Senior Secured Notes, (b) 22,000,000 shares of New Common Stock, and (c) 18,000,000 shares of New Preferred Stock. As of the Effective Date, except for common stock based awards issued and reserved for issuance under the Management Incentive Plan as contemplated by section 4.5(a) of the Purchase Agreement, and subject to the limitations set forth therein, there shall be no other shares of capital stock or securities convertible into or exchangeable for, or rights to subscribe for or require the issuance of, share capital or voting securities, or securities convertible into or exchangeable for, or rights to subscribe for or require the issuance of share capital or voting securities issued, reserved for issuance or outstanding.

5.4. Indenture for New Senior Secured Notes.

The Debtors shall qualify the Indenture in accordance with the Trust Indenture Act of 1939.

5.5. New Global Crossing.

(a) Formation and Name. On the Effective Date or as soon thereafter as is practicable, New Global Crossing may change its name to such name that may be determined in accordance with applicable law.

(b) Transaction Documents. Pursuant to and in accordance with the terms of the Transaction Documents, on or before the Effective Date, the Debtors and New Global Crossing will execute, amend, and file any Transaction Documents (including, without limitation, the Memorandum of Association, the Bye-Laws, and the Certificate of Designations) and take any other action which is necessary to effectuate or consummate the transactions contemplated by the Transaction Documents. Without limiting the foregoing, on the Effective Date and in accordance with the terms and conditions of the Transaction Documents, (a) the following securities shall be issued: the New Senior Secured Notes, 22,000,000 shares of New Common Stock, and 18,000,000 shares of New Preferred Stock and (b) New Global Crossing shall cancel any shares of capital stock of New Global Crossing which had been issued to GCL.

(c) Board of Directors. The board of directors of New Global Crossing will be appointed in accordance with section 4.4 of the Purchase Agreement.

5.6. Transfer of Assets and Obligations of Certain Debtors Under the Plan.

(a) On the Effective Date and in accordance with the terms and conditions of the Transaction Documents, the Plan, and the Schemes of Arrangement, (i) New Global Crossing shall issue ~~3,300,000~~6,600,000 shares of New Common Stock and ~~9,000,000~~18,000,000 shares of New Preferred Stock to ~~each~~ Investor in accordance with Article I of the Purchase Agreement and upon receipt by New Global Crossing of ~~$250,000,000 in Cash from the Investors and (ii)~~450,000,000 (inclusive of $200,000,000 on account of the New Senior Secured Notes andas set forth in section 5.19) in Cash from the Investor, (ii) 15,400,000 shares of New Common Stock shall be issued and transferred for distribution to holders of Claims in Classes C, D, E, and F in accordance with sections 6 and 7 of the Plan, (iii) the New Senior Secured Notes shall be issued to Investor in accordance with section 5.19 of the Plan, and (iv) Cash in the amount of $200,000,000 shall be transferred for distribution to holders of Claims in Classes C, D, E, and F in accordance with sections 4.3(ii), 4.4(i), 4.5(i) and 4.6(i) of the Plan. In consideration of such issuance and transfer, GCL and GC Holdings shall cause the Company Asset Transfer to occur pursuant to sections 363, 363(f), and 363(m) of the Bankruptcy Code. New Global Crossing and the Reorganized Subsidiary Debtors shall not assume any liabilities of GCL, GC Holdings, or the other Debtors other than the Assumed Liabilities. On the Effective Date, the Debtors will transfer the Liquidating Trust Assets free and clear of all liens, claims, and encumbrances to the Liquidating Trust on behalf of holders of Claims in Classes C, D, E, and F.

(b) After the Effective Date, the Reorganized Subsidiary Debtors that are being transferred to New Global Crossing shall have no further obligations under the Plan other than the Assumed Liabilities.

(c) The ~~Investors~~Investor, New Global Crossing, and Reorganized Subsidiary Debtors shall have no liability or obligation for any Claim against or Equity Interest in any of the Debtors arising prior to the Effective Date, other than the Assumed Liabilities. Without limiting the foregoing, and subject to the exceptions set forth in the preceding sentence, none of the ~~Investors~~Investor, New Global Crossing, or the Reorganized Subsidiary Debtors shall have any liability or obligation with respect to any (i) Priority Tax Claim, (ii) statutory fee referred to in section 12.1 hereof, (iii) Indenture Trustee fees and expenses referred to in section 12.4 hereof, and (iv) costs and expenses incurred by the Estate Representative or any other party to pursue the Estate Representative Claims or any other claims excluded from the definition of “Assets” set forth in the Purchase Agreement.

(d) On the Effective Date, the Debtors shall fund the Administrative Expense and Priority Claim Reserve to be administered by the Estate Representative with sufficient funds, free and clear of all liens, claims, and encumbrances, to satisfy the Claims reserved for therein. The Administrative Expense and Priority Claim Reserve shall not constitute property of the Liquidating Trust, New Global Crossing, or the Reorganized Subsidiary Debtors. New Global Crossing shall be entitled to all interest and other accretions earned on any Cash held in the Administrative Expense and Priority Claim Reserve, and any such interest and other accretions shall be payable, at least annually, to New Global Crossing. New Global Crossing shall report any such interest and other accretions in its income on a current basis and pay any taxes attributable thereto. Any amounts remaining in the Administrative Expense and Priority Claim Reserve after the Liquidating Trust has been dissolved and the Reorganization Cases have been closed shall be distributed to New Global Crossing.

(e) On the Effective Date, the Debtors shall fund the JPL Fee and Expense Claim Reserve in accordance with section 6.10.

(f) On the Effective Date, the Debtors shall transfer the Estate Representative Expense Fund to the Estate Representative free and clear of all liens, claims, and encumbrances. Any amounts remaining in the Estate Representative Expense Fund after the Liquidating Trust has been dissolved, the Reorganization Cases have been closed, and any liquidations of GCL and GC Holdings have been completed shall be distributed to New Global Crossing.

(g) On the Effective Date, the Debtors shall transfer to the Estate Representative sufficient funds, free and clear of all liens, claims, and encumbrances, to satisfy the Convenience Claims, including an amount of Cash sufficient to satisfy any Convenience Claims that are Disputed Claims.

(h) The Bermuda Account shall not vest or revest in New Global Crossing or the Reorganized Subsidiary Debtors, but shall be administered and distributed as provided in section 6.10.

(i) On the Effective Date, the Debtors shall transfer to the Agent the Lender Cash Distribution and the Reimbursement Claim free and clear of all liens, claims, and encumbrances for distribution to the holders of Claims in Class C as provided in section 6.3.

5.7. Rights Offering.

New Global Crossing may offer to sell, through a rights offering, additional shares of capital stock to all existing holders of the capital stock if its board of directors determines that (i) New Global Crossing requires additional funding and (ii) debt financing on reasonable commercial terms for the amounts needed is not otherwise available from independent third parties. The board of directors may also determine the timing and amount of such rights offering; provided, however, that the price per share of the rights offered in any such rights offering may be no more than 10% less than the “fair market value” of such shares where the “fair market value” may be based on an appraisal from a qualified independent investment bank.

5.8. The Estate Representative and the Liquidating Trust.

(a) Execution of Liquidating Trust Agreement. On the Effective Date, the Liquidating Trust Agreement shall be executed, and all other necessary steps shall be taken to establish the Liquidating Trust and the beneficial interests therein which shall be for the benefit of the holders of Allowed Claims in Classes C, D, E, and F as provided in sections 4.3 through 4.6 hereof. This section sets forth certain of the rights, duties, and obligations of the Estate Representative and the Trustee. In the event of any conflict between the terms of this section 5.8 and the terms of the Liquidating Trust Agreement, the terms of the Liquidating Trust Agreement shall govern.

(b) Purpose of the Liquidating Trust. The Liquidating Trust shall be established for the sole purpose of liquidating its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.

(c) Liquidating Trust Assets. The Liquidating Trust shall consist of the Liquidating Trust Assets. Any Cash or other property received from third parties from the prosecution, settlement, or compromise of the Estate Representative Claims shall constitute Liquidating Trust Assets for purposes of distributions under the Liquidating Trust. On the Effective Date, the Debtors shall transfer all of the Liquidating Trust Assets to the Liquidating Trust free and clear of all liens, claims and encumbrances.

(d) Governance of the Liquidating Trust. The Liquidating Trust shall be governed by a trustee or co-trustees, as the case may be (the “Trustee”).

(e) The Trustee. The designees that constitute the Estate Representative shall either act as Trustee or designate the Trustee.

(f) The Estate Representative. The Estate Representative shall consist of five individuals, two of whom shall be designated on or before the Effective Date by the Agent, two of whom shall be designated by the Creditors Committee on or before the Effective Date, and one of whom shall be designated by agreement among the Agent’s designees and the Creditors Committee’s designees on or before the Effective Date. The designation of the Estate Representative shall be effective on the Effective Date without the need for a further order of the Bankruptcy Court.

(g) Role of the Trustee. In furtherance of and consistent with the purpose of the Liquidating Trust, this Plan, and the Schemes of Arrangement, the Trustee shall (i) have the power and authority to hold, manage, and distribute the Liquidating Trust Assets, (ii) hold the Liquidating Trust Assets for the benefit of the holders of Allowed Claims in Classes C, D, E, and F, and (iii) have the power and authority to hold, manage, and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority. Other than as set forth in section 5.8(j)(i) and (iv), all five Estate Representative designees, in their capacity as Trustee, shall be responsible for all decisions and duties with respect to the Liquidating Trust and the Liquidating Trust Assets. In all circumstances, the Trustee shall act in the best interests of all beneficiaries of the Liquidating Trust and in furtherance of the purpose of the Liquidating Trust.

(h) Role of the Estate Representative. In furtherance of and consistent with the purpose of the Liquidating Trust, this Plan, and the Schemes of Arrangement, the Estate Representative shall (i) have the power and authority to prosecute and resolve, in the names of the Debtors and/or the name of the Estate Representative, the Estate Representative Claims, (ii) have the power and authority to prosecute and resolve objections to Disputed Claims (including Claims related to the rejection of any executory contract), (iii) have the power and authority to hold, manage, and distribute the Estate Representative Expense Fund for the purposes for which it is created, (iv) have the power and authority to create, hold, administer, and distribute the Administrative Expense and Priority Claims Reserve, (v) have the power and authority to hold manage, distribute, and administer reserves established for Disputed Claims, (vi) have the power and authority to hold, manage, and distribute Plan distributions to the holders of Allowed Claims in Class F and the Class F Reserve Amount, (vii) have the power and authority to hold, manage, and distribute Plan distributions to the holders of Allowed Claims in Class G, (viii) have the power and authority to perform such other functions as are provided in this Plan or the Schemes of Arrangement and to hold, manage, and distribute Cash or non-Cash assets, other than Liquidating Trust Assets, obtained through the exercise of its power and authority, and (ix) have the power and authority to administer the Schemes of Arrangement and the winding down of the proceedings before the Supreme Court of Bermuda related to the Bermudian Debtors and closure of the Reorganization Cases. In addition, the members of the Estate Representative may serve and act as officers or directors of GCL and GC Holdings, and, in such capacity, at such time after the Effective Date that GCL and GC Holdings have completed their obligations under this Plan and the Schemes of Arrangement, as applicable, shall take such steps as the Estate Representative deems appropriate to dissolve such companies under Bermuda law. Other than with respect to those matters described in section 5.8(j)(i), and (iv) which are the exclusive responsibility of the Claims Subcommittee, all five Estate Representative designees, in their capacity as Estate Representative, shall be responsible for all decisions and duties with respect to the Estate Representative Expense Fund and the Estate Representative Claims.

(i) Role of the Claims Subcommittee. The Trustee and the Estate Representative, as the case may be, shall act through the Claims Subcommittee with respect to those matters set forth in section 5.8(j)(i) and (iv).

(j) Claims Administration and Prosecution.

(i) All decisions (including and without limitation, as applicable, decisions related to the selection of counsel to be retained, compensation for such counsel, the manner of prosecution of claims and counterclaims, the settlement of claims and counterclaims, and any decision to object to a Claim and render it a Disputed Claim) with respect to the following matters shall be made exclusively by the Claims Subcommittee: the prosecution, settlement, or compromise of (x) Disputed Claims for which, as to the holder of such Disputed Claim, there is no counterclaim (including any original cause of action or avoidance action) and (y) Disputed Claims for which, as to the holder of such Disputed Claim, there is a counterclaim (including any affirmative claim or avoidance action), if the facial amount of such counterclaim is less than $1,000,000.

(ii) All decisions made (including and without limitation, as applicable, decisions related to the selection of counsel to be retained, compensation for such counsel, the manner of prosecution of claims and counterclaims, the settlement of claims and counterclaims, and any decision to object to a Claim and render it a Disputed Claim) with respect to the following matters shall be made exclusively by all five Estate Representative designees: the prosecution, settlement, or compromise of (x) claims against any person or entity that does not hold or assert a Claim and (y) any counterclaim (including any affirmative claim or avoidance action), if the facial amount of such counterclaim is for $1,000,000 or more.

(iii) In all circumstances, when dealing with Estate Representative Claims, the Claims Subcommittee and the Estate Representative shall act as fiduciaries for and in the best interest of all holders of Claims in Classes C, D, E and F and in furtherance of the purposes of the Liquidating Trust.

(iv) All decisions to be made by the Estate Representative with respect to distributions (other than from the Liquidating Trust Assets) on account of Claims in Classes F and G and the Class F Reserve Amount, including, without limitation, the administration of the Disputed Claims Reserve on account of Disputed Claims in Classes F and G, shall be made exclusively by the Claims Subcommittee.

(v) The Debtors shall appoint the Estate Representative, whether acting through the Claims Subcommittee or otherwise, as their attorney in fact to represent them and their estates.

(k) Cooperation Regarding Claims Administration. As of the Effective Date, the Estate Representative is authorized to execute any Cooperation Agreement.

(l) Transferability of Liquidating Trust Interests. The beneficial interests in the Liquidating Trust are not transferable.

(m) Cash. The Trustee or the Estate Representative, as applicable, may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code, provided, however, that such investment are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

(n) Costs and Expenses of the Trustee. The costs and expenses of the Liquidating Trust, including the fees and expenses of the Trustee and its retained professionals shall be paid first out of the Estate Representative Expense Fund and then out of the Liquidating Trust Assets. Fees and expenses incurred in connection with the prosecution and settlement of Estate Representative Claims shall be considered costs and expenses of the Liquidating Trust.

(o) Costs and Expenses of the Estate Representative. The costs and expenses of the Estate Representative, including the fees and expenses of its retained professionals, shall be paid first out of the Estate Representative Expense Fund and then out of the Liquidating Trust Assets (but only to the extent costs and expenses of the Liquidating Trust, including the Trustee’s fees and expenses, have previously been paid from the Estate Representative Expense Fund and have not been reimbursed by the Liquidating Trust).

(p) Compensation of the Estate Representative and the Trustee. The individuals comprising the Estate Representative or the Trustee, as the case may be, shall be entitled to reasonable compensation in an amount consistent with that of similar functionaries in similar types of reorganization proceedings, provided, however, that they shall not receive double compensation for functions which they perform as both Trustee and Estate Representative.

(q) Distribution of the Liquidating Trust Assets. The Trustee shall distribute at least annually and in accordance with the Liquidating Trust Agreement, beginning on the Effective Date or as soon thereafter as is practicable, all Cash on hand (including any cash received from the Debtors on the Effective Date and treated as Cash for the purposes of this section 5.8, any permitted investments in section 5.8(m) hereof), except such amounts (i) as would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved), (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) to pay reasonable expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets), and (iv) to satisfy other liabilities incurred by the Liquidating Trust in accordance with this Plan or the Liquidating Trust Agreement.

(r) Retention of Professionals by the Estate Representative. The Estate Representative (acting through all five designees or through the Claims Subcommittee, as the case may be) may retain and compensate counsel and other professionals to assist in its duties on such terms as the Estate Representative deems appropriate, without Bankruptcy Court approval. The Estate Representative may retain any professional who represented parties in interest in the Reorganization Cases.

(s) Retention of Professionals by the Trustee. The Trustee (acting through all five designees or through the Claims Subcommittee, as the case may be) may retain and compensate counsel and other professionals to assist in its duties as Trustee on such terms as the Trustee deems appropriate without Bankruptcy Court approval. The Trustee may retain any professional who represented parties in interest in the Reorganization Cases.

(t) Federal Income Tax Treatment of the Trust for the Liquidating Trust Assets.

(i) Liquidating Trust Assets Treated as Owned by Creditors. For all federal income tax purposes, all parties (including, without limitation, the Debtors, the Estate Representative, the Trustee, and the holders of Claims in Classes C, D, E, and F) shall treat the transfer of the Liquidating Trust Assets to the Liquidating Trust for the benefit of the holders of Allowed Claims in Classes C, D, E, and F as (A) a transfer of the Liquidating Trust Assets directly to the holders of Allowed Claims in Classes C, D, E, and F followed by (B) the transfer by such holders to the Liquidating Trust of the Liquidating Trust Assets in exchange for beneficial interests in the Liquidating Trust. Accordingly, the holders of such Claims shall be treated for federal income tax purposes as the grantors and owners of their respective share of the Liquidating Trust Assets.

(ii) Tax Reporting.

A. The Trustee shall file returns for the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this section 5.8(t). The Trustee shall also annually send to each holder of a beneficial interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their federal income tax returns. The trust’s taxable income, gain, loss, deduction or credit will be allocated (subject to section 5.8(t)(ii)(C) hereof, relating to Disputed Claims) to the holders of Allowed Claims in Classes C, D, E, and F in accordance with their relative beneficial interests in the Liquidating Trust.

B. As soon as possible after the Effective Date, the Trustee shall make a good faith valuation of the Liquidating Trust Assets, and such valuation shall be used consistently by all parties (including, without limitation, the Debtors, the Trustee, the Estate Representative, and the holders of Allowed Claims in Classes C, D, E, and F) for all federal income tax purposes. The Trustee shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Liquidating Trust that are required by any governmental unit.

C. Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Trustee of a private letter ruling if the Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Trustee), the Trustee shall (i) treat any Liquidating Trust Assets allocable to, or retained on account of, Disputed Claims as held by one or more discrete trusts for federal income tax purposes (the “Liquidating Trust Claims Reserve”), consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et. seq.), (ii) treat as taxable income or loss of the Liquidating Trust Claims Reserve, with respect to any given taxable year, the portion of the taxable income or loss of the Liquidating Trust that would have been allocated to the holders of Disputed Claims had such Claims been Allowed on the Effective Date (but only for the portion of the taxable year with respect to which such Claims are unresolved), (iii) treat as a distribution from the Liquidating Trust Claims Reserve any increased amounts distributed by the Liquidating Trust as a result of any Disputed Claims resolved earlier in the taxable year, to the extent such distributions relate to taxable income or loss of the Liquidating Trust Claims Reserve determined in accordance with the provisions hereof, and (iv) to the extent permitted by applicable law, shall report consistent with the foregoing for state and local income tax purposes. All holders of Claims in Class C, D, E, and F shall report, for tax purposes, consistent with the foregoing.

D. The Trustee shall be responsible for payments, out of the Liquidating Trust Assets, of any taxes imposed on the trust or its assets, including the Liquidating Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed Claims in the Liquidating Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims or (ii) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts distributable by the Estate Representative as a result of the resolutions of such Disputed Claims.

E. The Trustee may request an expedited determination of Taxes of the Liquidating Trust, including the Liquidating Trust Claims Reserve under section 505(b) of the

Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trust for all taxable periods through the dissolution of the Liquidating Trust.

(u) Dissolution. The Trustee, the Estate Representative and the Liquidating Trust shall be discharged or dissolved, as the case may be, at such time as (i) all Disputed Claims have been resolved, (ii) all Liquidating Trust Assets have been liquidated, and (iii) all distributions required to be made by the Estate Representative or the Trustee, as the case may be, under the Plan and the Schemes of Arrangement have been made, but in no event shall the Liquidating Trust be dissolved later than five years from the Effective Date unless the Bankruptcy Court, upon motion within the six month period prior to the fifth anniversary (or the end of any extension period approved by the Bankruptcy Court), determines that a fixed period extension (not to exceed three years, together with any prior extensions, without a favorable letter ruling from the IRS that any further extension would not adversely affect the status of the trust as a liquidating trust for federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets or the dissolution of GCL and GC Holdings.

(v) Indemnification of Estate Representative. The Estate Representative, the individuals comprising the Estate Representative and the Estate Representative’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Estate Representative, except those acts arising out of its or their own willful misconduct or gross negligence, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Estate Representative, except for any actions or inactions involving willful misconduct or gross negligence. Any indemnification claim of the Estate Representative (and the other parties entitled to indemnification under this subsection (v)) shall be satisfied first from the Estate Representative Expense Fund and then from the Liquidating Trust Assets (but only to the extent costs and expenses of the Liquidating Trust, including the Trustee’s fees and expenses, have previously been paid from the Estate Representative Expense Fund and have not been reimbursed by the Liquidating Trust), provided, however, that before any distribution from the Estate Representative Expense Fund to New Global Crossing, any sums paid from the Liquidating Trust Assets pursuant to this section 5.8 shall be reimbursed to the Liquidating Trust from the Estate Representative Expense Fund. The Estate Representative shall be entitled to rely, in good faith, on the advice of its retained professionals.

(w) Indemnification of Trustee. The Trustee or the individuals comprising the Trustee, as the case may be, and the Trustee’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Trustee, except those acts arising out of its or their own willful misconduct or gross negligence, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Trustee, except for any actions or inactions involving willful misconduct or gross negligence. Any indemnification claim of the Trustee (and the other parties entitled to indemnification under this subsection (w)) shall be satisfied first from the Estate Representative Expense Fund and then from the Liquidating Trust Assets provided, however, that before any distribution from the Estate Representative Expense Fund to New Global Crossing, any sums paid from the Liquidating Trust Assets pursuant to this section shall be reimbursed to the Liquidating Trust from the Estate Representative Expense Fund. The Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals.

5.9. Cancellation of Existing Securities and Agreements.

On the Effective Date, all the agreements and other documents evidencing the rights of any holder of an Equity Interest in the Debtors, including options or warrants to purchase Equity Interests, obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, shall be cancelled except that Equity Interests in the Reorganized Subsidiary Debtors formerly held by GCL or GC Holdings and their subsidiaries shall be transferred to New Global Crossing.

5.10. Other Transactions.

Except as to GCL and GC Holdings, on or as of the Effective Date, within the discretion of the Debtors (but subject to the approval of (x) the ~~Investors~~Investor or (y) New Global Crossing, after the appointment of the board of directors of New Global Crossing, to be effective as of the Effective Date) as provided in the Purchase Agreement, the Reorganized Subsidiary Debtors may (i) cause any or all of the Reorganized Subsidiary Debtors to be merged into one or more of the Reorganized Subsidiary Debtors or any subsidiaries of the Debtors or dissolved, (ii) cause the transfer of assets between or among the Reorganized Subsidiary Debtors, (iii) establish an intermediate holding company for New Global Crossing, and (iv) engage in any other transaction in furtherance of the Plan. Any such transactions may be effective as of the Effective Date pursuant to the Confirmation Order without any further action by the stockholders or directors of any of the Debtors, the debtors in possession, or the New Global Crossing.

5.11. Management Incentive Plan.

As of the Effective Date, New Global Crossing shall adopt the Management Incentive Plan substantially in the form set forth in the Plan Supplement.

5.12. Release of Representatives.

As of the Effective Date, the following individuals and entities shall be released by the Debtors, the Debtors’ estates and Reorganized Subsidiary Debtors from any and all claims against them arising after the Petition Date based on or in any way connected with (a) the Reorganization Cases, (b) the Plan and the Schemes of Arrangement and any distributions thereunder, (c) the provisional liquidations of the Bermudian Debtors, and (d) the negotiation, formulation, and preparation of the Plan, any Schemes of Arrangement, and the Purchase Agreement (including any terms, settlements, and compromises reflected in any of the foregoing), except in all cases for claims based on willful misconduct, gross negligence, or breach of the duty of loyalty: (i) except for Estate Representative Claims, the respective current officers, directors, and employees of the Debtors in their capacities as officers, directors, and employees of the Debtors and (ii)(a) the financial advisors, professionals, accountants, and attorneys of the Debtors, the Creditors Committee (and any subcommittee thereof), the Agent, the members of the steering committee representing the holders of the Lender Claims, the Indenture Trustees, and the JPLs, in their capacities as representatives of the Debtors, the Creditors Committee, the Agent, the members of the steering committee representing the holders of the Lender Claims, the Indenture Trustees, and the JPLs, respectively, (b) the members of the Creditors Committee (and any subcommittee thereof) in their capacities as members of the Creditors Committee, (c) the Agent and the members of the steering committee representing the holders of the Lender Claims, in their capacities as the Agent and the members of the steering committee representing the holders of the Lender Claims, respectively, (d) the JPLs in their capacities as JPLs, (e) the Indenture Trustees in their capacities as Indenture Trustees, and (f) the three independent directors who joined the board of directors of GCL in February and March, 2002, in their capacities as directors of GCL.

5.13. Release of Lenders.

As of the Effective Date, the Debtors (including the Reorganized Subsidiary Debtors), the Debtors’ estates, and any of their Subsidiaries (other than Asia Global Crossing Ltd. and its Subsidiaries) on their own behalf and on behalf of all of Debtors’ stockholders and creditors, derivatively (i.e., to the extent that claims of or liabilities to the Debtors’ creditors and stockholders are property of the Debtors or their estates, or the Debtors or their estates otherwise have standing to assert such claims or liabilities) (the “Releasing Parties”), shall release the Agent, solely in its capacity as Agent, each of the Lenders solely in their capacity as Lenders, and to the extent acting for the Agent or Lenders in their capacity as Agent or Lenders, as the case may be, all of their respective direct or indirect subsidiaries, stockholders, directors, officers, employees, agents, representatives, financial advisors, professionals, accountants and attorneys and all of their predecessors, successors and assigns, solely in such capacities (all of foregoing, collectively, the “Lender Released Parties”), from any and all claims and liabilities of every nature and kind (including, but not limited to, any avoidance or recovery actions under chapter 5 of the Bankruptcy Code) against them that the Releasing Parties have, may have, or are deemed to have, which are property of the Debtors or their estates or which the Debtors or their estates otherwise have standing to assert, which are in any way related to or arising out of or based on or in any way connected with (a) the Credit Agreement, including, but not limited to the negotiation, formulation, preparation, administration, execution, and enforcement thereof, and any payments received by such Lenders, (b) any guaranty arising under the Credit Agreement, (c) any liens, pledges, or collateral of any kind related to the Credit Agreement, (d) the sale of the incumbent local exchange carrier subsidiaries of GCNA, (e) the sale of IPC and subsequent waiver agreement and related transactions and documents, (f) the Reorganization Cases, (g) the Plan and the distributions hereunder, or (h) the negotiation, formulation, and preparation of the Plan, any Schemes of Arrangement, any documents to be provided with the Plan Supplement, and the Purchase Agreement (including any terms, settlements, and compromises reflected in any of the foregoing). As of the Effective Date, the Debtors, the Debtors’ estates, and the Reorganized Subsidiary Debtors shall cause each of their Subsidiaries (other than Asia Global Crossing Ltd. and its Subsidiaries) to provide a covenant to the Lenders that they will not assert, whether through judicial action or otherwise, any claims against the Lenders on account of the matters being released in this section by the Debtors, and solely in the Lenders’ capacity as Lenders, arising under or in connection with the Credit Agreement, any guaranty of the obligations under the Credit Agreement, and any documents related thereto. Holders of any claim or interest against the Debtors or their non-Debtor Subsidiaries shall be enjoined from commencing or continuing, against any party released under this section 5.13, any action, employment of process, or act to collect, offset, recover, or avoid any such claim or interest that could be brought on behalf of or in the name of the Debtors or their non-Debtor Subsidiaries to the extent released under this section 5.13. Nothing in this section 5.13 is intended or shall be construed as a release of any claims or liabilities against the Lender Released Parties that are not property of the Debtors or their estates or that the Debtors or their estates do not otherwise have standing to assert on their own behalf or on behalf of any of their stockholders or creditors.

5.14. Release of Bondholders.

As of the Effective Date, the Releasing Parties shall release the Indenture Trustees, each of the holders of GC Holdings Notes Claims and GCNA Notes Claims, solely in their capacity as holder of such Claims, and to the extent acting for the holders in their capacity as holders, all of their respective direct or indirect subsidiaries, stockholders, directors, officers, employees, agents, representatives, financial advisors, professionals, accountants and attorneys and all of their predecessors, successors and assigns, solely in such capacities (all of foregoing, collectively, the “Bondholder Released Parties”), from any and all claims and liabilities of every nature and kind (including, but not limited to, any avoidance or recovery actions under chapter 5 of the Bankruptcy Code) against them that the Releasing Parties have, may have, or deemed to have, which are property of the Debtors or their estates, or which the Debtors or their estates otherwise have standing to assert which are in any way related to or arising out of or based on or in any way connected with (a) the notes, indentures, and other documentation evidencing or relating to the GC Holdings Notes Claims and the GCNA Notes Claims, including, but not limited to the negotiation, formulation, preparation, administration, execution, and enforcement thereof, and payments thereunder, (b) any guaranty arising under the documents listed in (a) of this section 5.14, (c) any liens, pledges, or collateral of any kind, (d) the Reorganization Cases, (e) the Plan and the distributions hereunder, (f) the sale of the incumbent local exchange carrier subsidiaries of GCNA, or (g) the negotiation, formulation, and preparation of the Plan, any Schemes of Arrangement, any documents to be provided with the Plan Supplement, and the Purchase Agreement (including any terms, settlements, and compromises reflected in any of the foregoing). Holders of any claim or interest against the Debtors or their non-Debtor Subsidiaries shall be enjoined from commencing or continuing, against any party released under this section 5.14, any action, employment of process, or act to collect, offset, recover, or avoid any such claim or interest that could be brought on behalf of or in the name of the Debtors or their non-Debtor Subsidiaries to the extent released under this section 5.14. Nothing in this section 5.14 is intended or shall be construed as a release of any claims or liabilities against the Bondholder Released Parties that are not property of the Debtors or their estates or that the Debtors or their estates do not otherwise have standing to assert on their own behalf or on behalf of any of their stockholders or creditors.

5.15. Lenders Covenant Not to Sue the Non-Debtors.

In consideration for the distributions and releases hereunder and the releases set forth in section 5.13, the Lenders shall covenant hereunder not to assert, whether through judicial action or otherwise, any and all Lender Claims against any of the non-Debtor Subsidiaries of the Debtors.

5.16. Non-Debtor Intercompany Claims.

Other than as agreed by the Debtors and the ~~Investors~~Investor, the Non-Debtor Intercompany Claims of GCL or GC Holdings against any non-Debtor Subsidiaries shall be eliminated and released as of the Effective Date, by either offset, distribution, cancellation, or contribution of such Claims, or otherwise (as determined by the Debtors subject to approval of the ~~Investors~~Investor).

All other Non-Debtor Intercompany Claims shall be reviewed by the Debtors and the ~~Investors~~Investor and adjusted, continued or discharged, as the Debtors determine (subject to the approval of the I~~nvestors~~Investor) as appropriate, taking into account, among other things, the distribution of consideration under the Plan and the Schemes of Arrangement and the economic condition of the reorganized company and its subsidiaries.

5.17. Dissolution of Creditors Committee.

The Creditors Committee shall be dissolved on the Effective Date, except that the Confirmation Order may contain provisions permitting the Creditors Committee (or a subcommittee thereof or successor thereto) to survive for a limited period after the Effective Date for the limited purposes of nominating directors of New Global Crossing and designating individuals to serve as members of the Estate Representative.

5.18. Costs and Expenses of the JPLs

The JPL Fee and Expense Claims incurred after the Effective Date shall be paid in accordance with the provisions of section 6.10.

5.19. Issuance of New Senior Secured Notes.

On the Effective Date, Global Crossing North America Holdings, Inc. or another subsidiary designated by New Global Crossing shall issue the New Senior Secured Notes to the Investor or its designee in exchange for $200,000,000 in cash. After the Effective Date, the Debtors shall reimburse Investor for the fees and expenses incurred relating to the issuance of the New Senior Secured Notes. Investor shall have customary registration rights with respect to the New Senior Secured Notes.

SECTION 6 DISTRIBUTIONS

6.1. Record Date for Distributions.

As of the ~~close of business on the date the Bankruptcy Court enters the Confirmation Order~~Effective Date, the various transfer registers for each of the Classes of Claims or Equity Interests as maintained by the Debtors or their respective agents shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Equity Interests. The Debtors shall have no obligation to recognize any transfer of Claims or Equity Interests occurring on or after such date.

6.2. Date of Distributions.

Unless otherwise provided herein, any distributions and deliveries to be made hereunder to the holders of Allowed Claims shall be made on the Effective Date or as soon thereafter as is practicable. At the discretion of the Estate Representative, the New Common Stock, ~~the New Senior Secured Notes,~~ and the Cash referred to in section 4.6 and 4.7 may be distributed in increments as the aggregate amount of Disputed Claims in Classes F and G are resolved. Notwithstanding the foregoing, distributions will be made quarterly unless the administrative costs of making the distributions would be excessive in comparison to the amount to be distributed.

In the event that any payment or act under the Plan of Reorganization is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.3. Distributions to Class C.

~~Distributions~~The New Common Stock will be distributed directly to the individual holders of Allowed Claims in Class C by New Global Crossing. Except for the New Common Stock, distributions for the benefit of the holders of Allowed Claims in Class C shall be made to the Agent, who shall in turn administer the distribution to the holders of Claims in Class C in accordance with the Credit Agreement. For purposes of distribution of the asset identified in schedule 1.2(c) to the Purchase Agreement, GCL shall assign all its right, title and interest in such claim to the Agent. The Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that the Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid from the Estate Representative Expense Fund. After the Effective Date, the reasonable fees and expenses of such Agent incurred in connection with the distribution described in this section 6.3, not including professional fees, shall be paid by the Estate Representative from the Estate Representative Expense Fund.

6.4. Distributions to Class D.

Distributions for the benefit of the holders of Claims in Class D shall be made to The Bank of New York, as indenture trustee for the holders of the GC Holdings Notes Claims. Such Indenture Trustee shall in turn administer the distribution to the holders of Claims in Class D. The Bank of New York shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court; and, in the event that such Indenture Trustee is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid from the Estate Representative Expense Fund. After the Effective Date, the reasonable fees and expenses of such Indenture Trustee incurred in connection with the distribution described in this section 6.4, not including professional fees, shall be paid by the Estate Representative from the Estate Representative Expense Fund.

6.5. Distributions to Class E.

Distributions for the benefit of the holders of Claims in Class E shall be made pro rata to Wilmington Trust Company and Wells Fargo, Bank Minnesota, National Association, as the case may be, as indenture trustee for certain holders of the GCNA Notes Claims. Wilmington Trust Company and Wells Fargo Bank Minnesota, National Association shall each, in turn, administer the distribution to the holders of Claims in Class E. Such Indenture Trustees shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court; and, in the event that such Indenture Trustees are so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be paid from the Estate Representative Expense Fund. After the Effective Date, the reasonable fees and expenses of such Indenture Trustees incurred in connection with the distribution described in this section 6.5, not including professional fees, shall be paid by the Estate Representative from the Estate Representative Expense Fund.

6.6. Distributions to Class F.

Distributions for the benefit of the holders of Claims in Class F shall be made to the Estate Representative. Such distributions shall not constitute Liquidating Trust Assets, except as expressly provided herein. The Estate Representative shall in turn administer the distribution to the holders of Claims in Class F. For the purpose of calculating the Ratable Proportion of New Common Stock, ~~New Senior Secured Notes,~~ Cash, and Liquidating Trust Assets to be distributed to the holder of an Allowed General Unsecured Claim, the Estate Representative shall (i) include all Disputed Claims in Class F, as if they were Allowed Claims, in the aggregate amount of all Allowed Claims either in the amounts asserted by the holders of such Claims or as estimated by the Bankruptcy Court and (ii) take into account the Class F Reserve Amount to the extent that such amount would be available for distribution based on the aggregate amount of Allowed Claims assumed in subclause (i) of this subsection. For purposes of each interim distribution and for the final distribution to holders of Claims in Class F, the Estate Representative shall recalculate the Ratable Proportion for each holder of an Allowed Claim in such Class, based on the aggregate amount of Allowed Claims and Disputed Claims in such Class on such date. For purposes of these distributions, the Estate Representative, at its option, may estimate the amount to include for unliquidated Claims or seek an order from the Bankruptcy Court determining such estimates.

6.7. Distributions to Class G.

Distributions of Cash to holders of Claims in Class G, to the extent not paid by the Debtors on the Effective Date, at the request of the Estate Representative, shall be made to the Estate Representative, including an amount of cash sufficient to satisfy any Convenience Claims that are

Disputed Claims. Such distributions shall not constitute Liquidating Trust Assets. The Estate Representative shall in turn administer the distribution to the holders of Allowed Convenience Claims on the later of 90 days after the Effective Date or 10 days after such Claim becomes an Allowed Claim.

6.8. Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, the Estate Representative, the Agent, and the Indenture Trustees, as the case may be, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.

6.9. Setoffs.

The Estate Representative may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made) any claims of any nature whatsoever that the Debtors may have against the holder of such Claim, including, but not limited to the Estate Representative Claims, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of any such claim by the Debtors or the Estate Representative, provided, however, that in the event the Estate Representative seeks to exercise such setoff rights against the holder of a Claim that is a debtor in a case under the Bankruptcy Code, the Estate Representative shall comply with the requirements of the Bankruptcy Code, including seeking relief from the automatic stay. Notwithstanding the foregoing, on or after the Effective Date, no such setoff rights may be asserted against any of the holders of the GC Holdings Notes Claims or the GCNA Notes Claims (solely in their capacities as holders of such notes), the Lenders (solely in their capacity as Lenders), the Agent (solely in its capacity as Agent), the Indenture Trustees (solely in their capacity as Indenture Trustees) the GC Holdings Notes Claims, the GCNA Notes Claims, the Lender Claims, the Lender Agent Expenses, or the Indenture Trustee fees and expenses payable under section 12.4.

6.10. Delivery of Distributions.

(a) General. Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim except the holders of Allowed Claims in Classes C, D, and E shall be made at the address of such holder as set forth on the Schedules or on the books and records of the Debtors or their agents, unless the Estate Representative has been notified in writing of a change of address, including, without limitation, by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected on ~~theSchedules~~the Schedules for such holder. In the event that any distribution to any holder is returned as undeliverable, the Estate Representative, the Agent, the Trustee, or the Indenture Trustee, as the case may be, shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Estate Representative, the Agent, the Trustee or the Indenture Trustee, as the case may be, has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such undeliverable or unclaimed distributions shall be deemed unclaimed property at the expiration of one year from the date of distribution. The Estate Representative shall reallocate the undeliverable and unclaimed distributions from Class F for the benefit of the holders of other Claims in Class F. Undeliverable and unclaimed distributions from Class G shall be reallocated first to holders of Claims in Class G and thereafter to New Global Crossing in accordance with section 4.7 hereof.

(b) JPL Fee and Expense Claim Reserve. On the Effective Date, the JPL Fee and Expense Claim Reserve will be funded by the Debtors in an amount sufficient to fund all of the fees and expenses of the JPLs and their retained professionals incurred and, subject as follows, unpaid prior to the Effective Date (excluding those fees and expenses which have been disallowed by the Supreme Court of Bermuda pursuant to the applicable fee approval procedure and which are not subject to any ongoing dispute). The sum so funded by the Debtors shall include any sum(s) which may have been withdrawn by the JPLs from the Bermuda Account between October 21, 2002 and the Effective Date in payment of the JPL Fee and Expense Claims and upon receipt, the JPLs shall restore to the Bermuda Account the sum(s) so withdrawn. The escrow agent managing the JPL Fee and Expense Claim Reserve will release funds to the JPLs immediately upon the production of an order of the Supreme Court of Bermuda which provides that fees and expenses provided for by the JPL Fee and Expense Claim Reserve have been allowed under the applicable fee approval process. After the payment of those JPL Fee and Expense Claims incurred prior to the Effective Date, any amounts remaining in such reserve shall be distributed to New Global Crossing, provided, however, that, to the extent the JPLs have charged the Bermuda Account for such JPL Fee and Expense Claims, the amount so charged shall be distributed to the Estate Representative (and treated as part of the Bermuda Account Discharge Date Distribution, or Liquidating Trust Assets, as appropriate) prior to the distribution of any excess in the JPL Fee and Expense Claim Reserve to New Global Crossing.

(c) Post-Effective Date Fees and Expenses of the JPLs. On the Effective Date, the Estate Representative shall deposit $250,000 of the Estate Representative Expense Fund in a bank account in Bermuda designated by and under the sole control of the JPLs, which account shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda for the payment of the JPLs and their retained professionals’ fees and expenses incurred on or after the Effective Date in the provisional liquidations, in accordance with the procedures established by the Supreme Court of Bermuda. In the event that such JPL Fee and Expense Claims in the provisional liquidations are determined by the Supreme Court of Bermuda to be less than $250,000, any balance will be returned to the Estate Representative following such determination and thereafter treated as part of the Estate Representative Expense Fund.

(d) Costs of Liquidation. On the Effective Date, the Estate Representative shall deposit $50,000 from the Estate Representative Expense Fund, in a bank account in Bermuda designated by and under the sole control of the JPLs, which account shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda for the liquidations of GCL and GC Holdings (the “Bermuda Liquidation Fund”). The Bermuda Liquidation Fund will, subject to the provisions of section 6.10(e), be used to fund the liquidation of GCL and GC Holdings provided,however, that any provisional liquidators and, subsequently, liquidators of GCL and GC Holdings will be required to carry out only their statutory obligations under Bermuda law. In the event that, following the making of winding up orders in respect of GCL and GC Holdings, the JPLs do not act as provisional liquidators (and, subsequently, liquidators) of GCL and GC Holdings, the JPLs shall, upon the making of the winding up orders, transfer the Bermuda Liquidation Fund to such other person(s) so acting as provisional liquidators (and, subsequently, liquidators).

(e) Bermuda Contingency Fund. Upon the making of any winding up order in respect of GCL and GC Holdings, the JPLs will transfer from the Bermuda Account, free and clear of liens, claims, and encumbrances, to any provisional liquidators a sum of $1,000,000 on account of any unanticipated fees and expenses of the liquidations of GCL and or GC Holdings (the “Bermuda Contingency Fund”). In the event that any unforeseen circumstances arise which require such provisional liquidators or liquidators to draw on the Bermuda Contingency Fund, they shall give the Estate Representative at least seven (7) days prior notice of the purpose of the draw, the payee, and the amount of such draw, and the Estate Representative shall have the option to fund such amount from the Estate Representative Expense Fund directly in lieu of a draw being made against the Bermuda Contingency Fund.

(f) Return of Liquidation Costs. Following the conclusion of the liquidations of GCL and GC Holdings under Bermuda law, any unused fees and expenses in the Bermuda Liquidation Fund and the Bermuda Contingency Fund shall be transferred to the Estate Representative. The Estate Representative shall thereafter treat any such funds from the Bermuda Liquidation Fund as part of the Estate Representative Expense Fund, and any such funds from the Bermuda Contingency Fund as Liquidating Trust Assets. In the event any funds are drawn from the Bermuda Contingency Fund, the Estate Representative is hereby authorized to and shall reimburse the Liquidating Trust, from the Estate Representative Expense Fund, the amount drawn from the Bermuda Contingency Fund.

(g) Transfer of the Bermuda Account Discharge Date Distribution. The Bermuda Account shall remain under the control of the JPLs until it is distributed in accordance with this section. Subject to the occurrence of the transfers set forth in (b), (c), and (d) and the occurrence of the Discharge Date, within three (3) Business Days after the Discharge Date, the JPLs shall transfer the Bermuda Account Discharge Date Distribution, free and clear of all liens, claims, and encumbrances, as follows: (i) 50% to the Agent, (ii) 37.95% to the Bank of New York, as Indenture Trustee for the holders of GC Holdings Notes Claims, (iii) 6.16% pro rata to Wilmington Trust and Wells Fargo, Bank of Minnesota, National Association, as the case may be, as Indenture Trustees for certain holders of GCNA Notes Claims, based on the Allowed Claims represented by each Indenture Trustee, and (iv) 5.89% to the Claims Subcommittee for distribution to the holders of General Unsecured Claims. The remaining $1,000,000 in the Bermuda Account shall be the Bermuda Contingency Fund and shall be transferred by the JPLs in accordance with section 6.10(e) above.

6.11. Manner of Payment Under Plan of Reorganization.

At the option of the Debtors, the Estate Representative, the Indenture Trustees, or the Agent, as the case may be, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

6.12. No Fractional Shares, Face Amount Minimum of ~~New Senior Secured Notes and~~ Cash Distributions.

(a) When any distribution on account of an Allowed General Unsecured Claim pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (i) fractions of ½ or greater shall be rounded to the next higher whole number and (ii) fractions of less than ½ shall be rounded to the next lower whole number, provided, however, that the Estate Representative, the Agent, or the Indenture Trustees, as the case may be, shall have the authority to further adjust, after taking into account the rounding provided in this section 6.12, the number of shares of New Common Stock to be distributed to each holder of Claims in Classes C, D, E, and F (by increasing or decreasing by 1 the number of such shares) as necessary in order for the holders of Claims in Classes C, D, E, and F, as appropriate, to receive shares of New Common Stock in the amounts specified in section 4 hereto.

~~(b) The minimum face amount of the New Senior Secured Notes shall be established by the Debtors with approval of the Bankruptcy Court as set forth in the Confirmation Order (the “Face Amount Minimum”). When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a New Senior Secured Note in an amount less than a multiple of the Face Amount Minimum, the face amount of each New Senior Secured Note shall be rounded as follows: (i) for the portion in excess of a multiple of the Face Amount Minimum, amounts that are greater than or equal to 50% of the Face Amount Minimum shall be rounded to the next higher~~

~~multiple of the Face Amount Minimum; and (ii) for the portion in excess of a multiple of the Face Amount Minimum, amounts that are less than 50% of the Face Amount Minimum shall be rounded to the next lower multiple of the Face Amount Minimum, provided, however, that the Estate Representative, the Agent, or the Indenture Trustees, as the case may be, shall have the authority to further adjust, after taking into account the rounding provided in this section 6.12, the Ratable Proportion of New Senior Secured Notes to be distributed to each holder of Claims in Classes C, D, E, and F (by increasing or decreasing by the Face Amount Minimum the amount of such New Senior Secured Notes) as necessary in order for the holders of Claims in Classes C, D, E, and F, as appropriate, to receive New Senior Secured Notes in the amounts specified in section 4 hereto.~~

(b) ~~(c)~~ No Cash distributions shall be required to be made in an amount less than the minimum amount established by the Debtors and approved in the Confirmation Order. When the Cash available for distribution to Class F, after reallocating unclaimed distributions, is less than the amount set forth in the Confirmation Order, such Cash shall be paid into the registry of the Bankruptcy Court.

6.13. Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date, but which later become Allowed Claims, shall be deemed to have been made on the Effective Date.

6.14. Allocation of Distributions.

All distributions in respect of Claims will be allocated first to the original principal amount of such Claims (as determined for federal income tax purposes), and second to the portion of such Claims representing interest (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

SECTION 7 PROCEDURES FOR TREATING DISPUTED CLAIMS

7.1. General.

Except as expressly provided herein, all Claims filed in the Reorganization Cases and all Scheme Claims shall be resolved by the Estate Representative.

7.2. Objections to Claims.

Except insofar as a Claim is Allowed hereunder or is a disputed ordinary course Administrative Expense Claim or a Disputed Claim for any amount owing in respect of any executory contract, unexpired lease, ASR, or Interconnection Agreement assumed on or before the Effective Date and not rejected pursuant to the Plan that, if Allowed, would be an Assumed Liability (as to any such Claim, New Global Crossing or the appropriate Reorganized Subsidiary Debtor shall have the exclusive right to prosecute any objections to such Claim), the Estate Representative, acting on behalf of the Debtors, shall be entitled to object to Claims. Any objections to Claims shall be served and filed on or before the later of (a) one hundred and twenty (120) days after the Effective Date or (b) such later date as may be fixed by the Bankruptcy Court.

7.3. No Distributions Pending Allowance.

Notwithstanding any other provision hereof, if any Claim is a Disputed Claim, no distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim. Until such time, the Estate Representative shall withhold from the property to be distributed, the portion of such property allocable to such Disputed Claim (including, in the case of Class F, the Class F Reserve Amount) and shall hold such property in a trust (the “Disputed Claims Reserve”) pending resolution of the Disputed Claims, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the trust). Any New Common Stock ~~and New Senior Secured Notes~~ so reserved shall be voted by the Estate Representative proportionally in the same manner as the other New Common Stock and ~~New Senior Notes~~ not held by the ~~Investors~~Investor and ~~their~~ its affiliates or New Global Crossing and its affiliates are voted.

7.4. Estimation of Claims.

The Estate Representative may, at any time, request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether that Claim was previously objected to or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Estate Representative may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

7.5. Distributions After Resolution of Class F Claims.

On the next scheduled distribution date after a Disputed Claim in Class F becomes an Allowed Claim, the Estate Representative shall distribute to the holder of such Claim, such holder’s Ratable Proportion of the property distributable with respect to Class F and any net earnings attributable thereto. To the extent that all or a portion of a Disputed Claim in Class F is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated in accordance with section 6.6.

7.6. Tax Treatment of Reserve for Disputed Class F Claims.

(a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Estate Representative of a private letter ruling if the Estate Representative so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by the Estate Representative), the Estate Representative shall (A) treat the Disputed Claims Reserve established with respect to Disputed Claims in Class F to hold Cash, ~~New Senior Secured Notes~~ and New Common Stock (and any earnings with respect thereto) as a discrete trust for federal income tax purposes, consisting of separate and independent shares to be established in respect of each Disputed Claim, in accordance with the trust provisions of the Tax Code (section 641 et. seq.), and (B) to the extent permitted by applicable law, shall report consistent with the foregoing for state and local income tax purposes. All holders of Claims in Classes D, E, and F shall report, for tax purposes, consistent with the foregoing. Any amounts relating to Liquidating Trust Assets that are allocable to or retained by the Estate Representative on account of Disputed Claims shall be treated for tax purposes in accordance with section 5.8(l)(ii).

(b) The Estate Representative may request an expedited determination of Taxes of the Disputed Claims Reserve under section 505(b) of the Bankruptcy Code for all tax returns filed for or on behalf of the Disputed Claims Reserve for all taxable periods through the date of dissolution of such trust.

7.7. Distribution After Resolution of Class G Claims.

On the next scheduled distribution date after a Disputed Claim in Class G becomes an Allowed Claim, the Estate Representative shall make the required distribution to the holder of such Claim. New Global Crossing shall be entitled to all interest and other accretions earned on any Cash held for distribution on account of Disputed Claims in Class G, and any such interest and other accretions shall be payable, at least annually, to New Global Crossing. New Global Crossing shall report any such interest and other accretions in its income on a current basis. To the extent that all or a portion of a Disputed Claim in Class G is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated in accordance with section 6.7, with the excess to be distributed to New Global Crossing.

SECTION 8 EXECUTORY CONTRACTS, UNEXPIRED LEASES AND COST OF ACCESS CLAIMS

8.1. General Treatment.

Subject to section 8.4 regarding the extension of the time to assume or reject any executory contract or lease where a dispute as to any cure amount is still pending as of the Effective Date, any executory contract or unexpired lease that is not (i) assumed in accordance with the Plan Assumption Motion, (ii) previously assumed or rejected by order of the Bankruptcy Court, or (iii) the subject of any motion to assume or reject, is hereby rejected as of the Effective Date.

A non-Debtor party to an executory contract or unexpired lease that is being rejected hereunder may request that the Debtors assume such contract or lease by sending written notice to New Global Crossing, which notice shall include a waiver of any defaults (including any payment defaults) and any right to any cure payment under such contract or lease. New Global Crossing may, but shall not be obligated to, assume such contract or lease without further action of the Bankruptcy Court.

8.2. Extension of Assumption Periods.

For the purposes of implementing the Plan Assumption Motion and this Plan, the period for the assumption of executory contracts pursuant to section 365(d)(2) and the period for the assumption of unexpired leases of nonresidential real property pursuant to section 365(d)(4) of the Bankruptcy Code, are hereby extended through the Effective Date, subject to section 8.4 regarding the extension of the time to assume or reject any executory contract, lease, ASR or Interconnection Agreement where a dispute as to any cure amount is still pending as of the Effective Date.

8.3. Cost of Access Claims.

Subject to section 8.4 regarding the extension of the time to assume or reject any ASR or Interconnection Agreement where a dispute as to any cure amount is still pending as of the Effective Date, the Debtors shall assume as of the Effective Date (i) all ASRs between the Debtors and the Access Providers listed on Schedule 1.0 hereto and (ii) the Interconnection Agreements listed on Schedule 1.1 hereto and shall pay the cure amounts listed with respect thereto. Upon assumption and in accordance with section 365 of the Bankruptcy Code, the Access Providers of such assumed services shall continue to provide New Global Crossing or the applicable Reorganized Subsidiary Debtor designated by New Global Crossing with the same level of service as provided to the Debtors prior to the Effective Date.

The Access Providers listed on Schedule 1.2 shall continue to provide all Tariff Services, specifically including usage-sensitive access services, provided to the Debtors prior to the Effective Date. Any Claim against a Debtor by an Access Provider for the provision of Tariff Services to such Debtor prior to the applicable Petition Date shall be treated in accordance with sections 4.6 and 4.7, as applicable.

8.4. Cure of Defaults.

In the event that there is a dispute as to cure amounts with respect to any of the unexpired leases and executory contracts and ASRs and Interconnection Agreements treated in sections 8.1 and 8.3, respectively, the assumption or rejection of such contracts, unexpired leases, ASRs, and Interconnection Agreements shall be effective as of the date of the resolution of such dispute, irrespective of whether the Effective Date has occurred. If the Bankruptcy Court determines that the cure amount is greater than the cure amount listed by the Debtors in accordance with the procedures set forth in the Plan Assumption Motion or this Plan, as applicable, the Debtors (prior to the Effective Date) or New Global Crossing or the Reorganized Subsidiary Debtor party to such contract, lease, ASR, or Interconnection Agreement, as the case may be (after the Effective Date) may reject the contract rather than paying such greater amount. If New Global Crossing or the Reorganized Subsidiary Debtor party to such contract or lease assumes such contract, New Global Crossing or a Reorganized Subsidiary Debtor designated by New Global Crossing shall fund the difference in the cure amount determined by the Bankruptcy Court and the cure amount listed by the Debtors. In addition, at all times prior to the Effective Date, the Debtors shall retain their right to reject any of the executory contracts on the schedule of contracts and leases to be assumed.

8.5. Rejection Claims.

In the event that the rejection of an executory contract or unexpired lease by any of the Debtors pursuant to the Plan of Reorganization results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not heretofore evidenced by a filed proof of claim, shall be forever barred and shall not be enforceable against the Estate Representative or any property to be distributed under the Plan of Reorganization or the Liquidating Trust unless a proof of claim is filed with the Bankruptcy Court and served upon the Estate Representative on or before the date that is 30 days after the later of the Effective Date or the date of such rejection. None of New Global Crossing and the Reorganized Subsidiary Debtors shall have any liability for any Claim resulting from the rejection of any executory contract, unexpired lease, ASR, or Interconnection Agreement which is not assumed pursuant to the Plan Assumption Motion, this Plan, or other order of the Bankruptcy Court.

SECTION 9 EFFECT OF CONFIRMATION

9.1. Vesting of Assets.

Upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ bankruptcy estates except for the Administrative Expense and Priority Claim Reserve, the funds required to satisfy Convenience Claims as provided in section 5.6(g), the JPL Fee and Expense Claim Reserve, the Disputed Claims Reserve, the Estate Representative Expense Fund, the Bermuda Account, the Liquidating Trust Assets, the Cash, the Lender Cash Distribution, New Common Stock, ~~New Senior Secured Notes, and~~ the Reimbursement Claim to be distributed pursuant to the provisions of this Plan of Reorganization and the Schemes of Arrangement, the New Senior Secured Notes to be distributed to the Investor under this Plan of Reorganization, and the New Common Stock and New Preferred Stock to be distributed to the ~~Investors~~Investor under the Purchase Agreement shall vest in New Global Crossing and the Reorganized Subsidiary Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests, other than the Assumed Liabilities or as provided in the Confirmation Order. The ~~Investors~~Investor, New Global Crossing and the Reorganized Subsidiary Debtors shall have no liability or obligation for any Claim or Equity Interest, other than the Assumed Liabilities. New Global Crossing and the Reorganized Subsidiary Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as provided herein.

9.2. Discharge of Claims and Termination of All Rights In Respect of Equity Interests; Discharge of Debtors.

Except as otherwise provided herein or in the Confirmation Order, on the Effective Date, in accordance with section 1141 of the Bankruptcy Code, the treatment of all Claims against the Debtors (to the maximum extent permitted by law) provided for in the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims against GCL and GC Holdings, and the termination of all Equity Interests in GCL and GC Holdings of any nature whatsoever, known or unknown, including, without limitation, any interest accrued or expenses incurred thereon from and after the Petition Date, or against its estate or properties or interests in property. Except as otherwise provided herein, upon the Effective Date and to the maximum extent permitted by law, all Claims against the Debtors will be satisfied, discharged, and released and all rights in respect of Equity Interests will be terminated in full exchange for the consideration provided hereunder and all entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any further Claim against, or Equity Interest in, any of the Debtors, or any of their assets or properties, based upon (a) any such discharged Claim or terminated rights in respect of such Equity Interest or (b) any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such entity has filed a proof of claim or proof of equity interest. The ~~Investors~~Investor, New Global Crossing, and the Reorganized Subsidiary Debtors shall have no liability or obligation for any Claim or Equity Interest, other than the Assumed Liabilities. Notwithstanding anything contained in this section 9.2, this discharge does not release any claims against any non-Debtor party arising from or related to such Claims.

Any holder of a Claim or Equity Interest receiving a distribution under a Plan or the Schemes of Arrangement hereby releases the Debtors from any and all Claims, causes of action, and other assertions of liability arising on or prior to the Petition Date which it has or may have against any Debtor.

9.3. Applicability of Section 1125 of the Bankruptcy Code.

The protection afforded by section 1125(e) of the Bankruptcy Code with regard to the solicitation of acceptances or rejections of the Plan and with regard to the offer, issuance, sale or purchase of the New Common Stock, the New Preferred Stock, the New Senior Secured Notes, or any other security, shall apply to the full extent provided by law, and the entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Debtors, the JPLs, the Creditors Committee (and any subcommittee thereof), the Lenders, New Global Crossing, and the ~~Investors~~Investor and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants, financial advisors, investment bankers, dealer-managers, placement agents, and other professionals, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to section 1125(e) of the Bankruptcy Code.

9.4. Term of Injunctions or Stays.

Unless otherwise provided, all injunctions or stays arising under or entered during the Reorganization Cases under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

9.5. Injunction and Release.

(a) Injunction. Upon the Effective Date with respect to the Plan of Reorganization and except as otherwise provided herein or in the Confirmation Order, all entities who have held, hold, or may hold Claims against or Equity Interests in the Debtors, and all other parties in interest in the Reorganization Cases, along with their respective present or former employees, agents, officers, directors or principals, shall be permanently enjoined on and after the Effective Date from directly or indirectly (i) commencing or continuing in any manner any action or other proceeding of any kind to collect or recover any property on account of any such Claim or Equity Interest against any such Debtor, Reorganized Subsidiary Debtors, or New Global Crossing, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree, or order to collect or recover any property on account of any such Claim or Equity Interest against any such Debtor, Reorganized Subsidiary Debtors, or New Global Crossing, (iii) creating, perfecting, or enforcing any encumbrance of any kind against any such Debtor or on account of such Claim or Equity Interest, (iv) except for recoupment, asserting any right of setoff or subrogation of any kind against any obligation due any such Debtor, Reorganized Subsidiary Debtors, or New Global Crossing or against the property or interests in property of any such Debtor or New Global Crossing on account of any such Claim or Equity Interest, (v) commencing or continuing any action against the Debtors in any manner or forum in respect of such Claim or Equity Interest that does not comply or is inconsistent with the Plan, and (vi) taking any actions to interfere with the implementation or consummation of the Plan or the Schemes of Arrangement; provided nothing herein shall prohibit any holder of a Claim from prosecuting a proof of claim in the Reorganization Cases. In no event shall the ~~Investors~~Investor, Hutchison Telecommunications Limited, New Global Crossing and the Reorganized Subsidiary Debtors have any liability or obligation for any Claim against or Equity Interest in any of the Debtors arising prior to the Effective Date, other than the Assumed Liabilities. In addition, except as otherwise provided in the Plan of Reorganization, the Schemes of Arrangement, the Confirmation Order, or the Purchase Agreement, on and after the Effective Date, any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, including any successor of such entity, shall be permanently enjoined from commencing or continuing in any manner, any litigation against the Debtors or the Reorganized Subsidiary Debtors on account of or in respect of any of such Debtors’ prepetition liabilities or other liabilities of the Debtors satisfied pursuant to the Plan of Reorganization.

(b) Release by the Debtors of the ~~Investors~~Investor, Hutchison Telecommunications Limited, New Global Crossing, and the Reorganized Subsidiary Debtors and Related Parties. On the Effective Date, the Debtors and each of their subsidiaries, on behalf of themselves and their estates, shall be deemed to release unconditionally New Global Crossing, the

Reorganized Subsidiary Debtors, the ~~Investors~~Investor and Hutchison Telecommunications Limited and all of the ~~Investors’~~Investor’s and Hutchison Telecommunications Limited’s respective officers, directors, employees, advisors, attorneys, financial advisors, accountants, and other professionals from any and all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon actions taken in their respective capacities described above with respect to any omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, the Plan, or the Schemes of Arrangement; provided, however, that nothing herein shall relieve the ~~Investors~~Investor of ~~their~~its obligations under the Transaction Documents and New Global Crossing and the Reorganized Subsidiary Debtors of the Assumed Liabilities.

9.6. Exculpation.

(a) Notwithstanding anything herein to the contrary, as of the Effective Date, none of (i) except with respect to Estate Representative Claims, the Debtors and the Debtors’ officers, directors and employees, (ii) the Creditors Committee and any subcommittee thereof, (iii) the JPLs, (iv) the Estate Representative, (v) the Agent and the steering committee for the holders of the Lender Claims, (vi) the accountants, financial advisors, investment bankers, and attorneys for the Debtors, and (vii) the directors, officers, partners, members, agents, representatives, accountants, financial advisors, investment bankers, attorneys, or employees for any of the persons or entities described in (ii) through (v) of this section 9.6 shall have or incur any liability for any claim, cause of action or other assertion of liability for any act taken or omitted to be taken since the Debtors’ respective Petition Dates in connection with, or arising out of, the Reorganization Cases, the provisional liquidations of the Bermudian Debtors, the confirmation, consummation, or administration of the Plan of Reorganization or the Schemes of Arrangement, or property to be distributed under the Plan of Reorganization or Schemes of Arrangement, except for willful misconduct or gross negligence.

(b) Notwithstanding anything herein to the contrary, as of the Effective Date, none of (i) the ~~Investors~~Investor, (ii) Hutchison Telecommunications Limited, (iii) New Global Crossing, or (~~iii)~~ iv) the ~~Investors’ and~~ Investor’s, New Global Crossing’s, and Hutchison Telecommunications Limited’s directors, officers, partners, members, agents, representatives, accountants, financial advisors, investment bankers, dealer-managers, placement agents, attorneys or employees in their capacity as representatives of the ~~Investors~~Investor shall have or incur any liability for any claim, cause of action, or other assertion of liability for any act taken or omitted to be taken under or in connection with, or arising out of, the Reorganization Cases, the provisional liquidations of the Bermudian Debtors, the confirmation, consummation or administration of the Plan of Reorganization or the Schemes of Arrangement, or property to be distributed under the Plan of Reorganization or Schemes of Arrangement; provided, however, that nothing herein shall relieve the ~~Investors~~Investor of ~~their~~its obligations under the Transaction Documents and New Global Crossing and the Reorganized Subsidiary Debtors of the Assumed Liabilities.

9.7. Avoidance Actions.

The Estate Representative shall have the right to prosecute any avoidance or recovery actions under sections 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or debtors in possession. Notwithstanding the foregoing, on or after the Effective Date, no such action may be asserted whether as a claim, defense, offset, recoupment, or otherwise, against any of the holders of the GC Holdings Notes Claims or the GCNA Notes Claims (solely in their capacities as holders of such notes), the Lenders (solely in their capacity as Lenders), the Agent (solely in its capacity as Agent), the Indenture Trustees (solely in their capacity as Indenture Trustees), the GC Holdings Notes Claims, the GCNA Notes Claims, the Lender Claims, or the Lender Agent Expenses.

SECTION 10 CONDITION TO EFFECTIVE DATE

The occurrence of the Effective Date for the Plan is subject to the occurrence of the Closing referred to in the Purchase Agreement. In the event that the Effective Date does not occur, the Plan shall have no force and effect.

SECTION 11 RETENTION OF JURISDICTION

11.1. Jurisdiction of the Bankruptcy Court.

Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Reorganization Cases for, among other things, the following purposes:

(a) To hear and determine any dispute arising under the Purchase Agreement.

(b) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

(c) To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on the Confirmation Date.

(d) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein.

(e) To consider Claims, including Administrative Expense Claims arising in the ordinary course of business under section 2.1, or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Equity Interest.

(f) To hear and determine all actions commenced by the Estate Representative, or the Agent pursuant to sections 505, 510, 542 through 545, 547 through 550, and 553 of the Bankruptcy Code, collection matters related thereto, and settlements thereof.

(g) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

(h) To issue injunctions, enter and implement other orders and take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation, implementation or enforcement of the Plan of Reorganization, the Confirmation Order, or any other order of the Bankruptcy Court.

(i) To hear and determine any application to modify the Plan of Reorganization in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan of Reorganization, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

(j) To hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date.

(k) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan of Reorganization, the Confirmation Order,

any transactions or payments contemplated hereby or any agreement, instrument or other document governing or relating to any of the foregoing.

(l) To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan of Reorganization or to maintain the integrity of the Plan of Reorganization following consummation.

(m) To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

(n) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including, without limitation, matters with respect to any Taxes payable by a trust or reserve established in furtherance of the Plan).

(o) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

(p) To enter a final decree closing the Reorganization Cases.

(q) To recover all assets of the Debtors and property of the Debtors’ estates, wherever located.

(r) To resolve any Disputed Claims.

(s) Subject to (r), in coordination with the Supreme Court of Bermuda, to determine any other disputes arising in connection with the Plan or any Schemes of Arrangement.

(t) To determine the scope of any discharge of any Debtor under the Plan or the Bankruptcy Code.

SECTION 12 MISCELLANEOUS PROVISIONS

12.1. Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors and, after the Effective Date, the Estate Representative, shall pay (solely out of the Estate Representative Expense Fund) all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

12.2. Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Debtors (other than GCL and GC Holdings) shall continue to pay all retiree benefits of the Debtors (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, for the duration of the period for which the Debtor has obligated itself to provide such benefits. The Estate Representative shall not be responsible for any such obligations.

12.3. Recognition of Guaranty Rights.

The classification of and manner of satisfying all Claims and Equity Interests under the Plan of Reorganization takes into consideration (i) the existence of guaranties by the Debtors and (ii) the fact that the Debtors may be joint obligors with each other or other entities, with respect to an obligation. All Claims against any of the Debtors based upon any such guaranties or joint obligations shall be treated in the manner described in section 5.1 herein and discharged in the manner provided in the Plan of Reorganization.

12.4. Certain Indenture Trustee Fees, Expenses and Charging Liens.

The Debtors shall pay, and to the extent contingent, disputed or unliquidated on the Effective Date, shall include in the Administrative Expense and Priority Claim Reserve, the reasonable fees and expenses of each of the Indenture Trustees prior to the Effective Date, including the reasonable fees and expenses of their professionals. Any disputes regarding the payment of fees and expenses under this section shall be submitted to the Bankruptcy Court for resolution. Upon payment of the fees and expenses of the Indenture Trustees, such Indenture Trustees will be deemed to have released all of their lien and priority rights for their fees and expenses under the publicly issued debt securities of GC Holdings and GCNA. The indentures for the publicly issued debt securities shall be deemed to survive confirmation of the Plan solely to effectuate distributions to be made to holders of debt securities thereunder as provided in the Plan, and to enforce the rights, duties, charging liens and administrative functions of the Indenture Trustees as provided in the indentures for the publicly issued debt securities and in the Plan against such distributions. Nothing in the Plan shall be deemed to impair, waive or discharge the Indenture Trustees’ respective rights, liens, and priorities or any other rights of the Indentures Trustees under their respective indentures against the distributions to the holders of the public debt securities. Neither the ~~Investors~~Investor, New Global Crossing, nor the Reorganized Subsidiary Debtors shall be responsible for the payment of fees under this section 12.4.

12.5. Letters of Credit.

New Global Crossing will cause each Letter of Credit listed on Exhibit D that has not expired, been terminated, been replaced and terminated, or fully drawn on or before the Effective Date, to be replaced and terminated on the Effective Date, provided, however, that in the event any such Letter of Credit shall not have been so replaced and terminated on the Effective Date, New Global Crossing may at its option issue for the benefit of the Agent and JPMorgan Chase Bank, as applicable, a “back-up” letter of credit in an amount equal to 103% of the undrawn balance of such Letter of Credit as of the Effective Date, naming as beneficiary the issuer of such Letter of Credit and otherwise in form and substance satisfactory to the issuer of such Letter of Credit. In addition, on the Effective Date, the Debtors shall reimburse the Agent or JP Morgan Chase Bank, as applicable, for the amount of any draws from and after August 1, 2002 on any Letter of Credit listed on Exhibit D.

12.6. Substantial Consummation.

On the Effective Date, the Plan of Reorganization shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.7. Rights of ~~Investors~~Investor.

Nothing herein shall preclude the ~~Investors~~Investor, New Global Crossing, and the Reorganized Subsidiary Debtors, as the case may be, from participating and being heard in the Reorganization Cases. Without limiting the foregoing, and in addition to the other rights expressly granted herein, the ~~Investors~~Investor, New Global Crossing, and the Reorganized Subsidiary Debtors, as the case may be, shall have the right to (a) challenge the Debtors’ estimate of the aggregate amount of the Administrative Expense and Priority Claim Reserve, (b) object to any Administrative Expense Claim, Priority Tax Claim, or Priority Non-Tax Claim filed against any of the Debtors, and (c) participate in, and object to, any proposed compromise or settlement of any Administrative Expense Claim, Priority Tax Claim or Priority Non-Tax Claim pursuant to a motion under Bankruptcy Rule 9019 or otherwise, (including the exclusive right on behalf of the estate to object to ordinary course Administrative Expense Claims and the right to replace the Estate Representative in respect of any Disputed Claim existing on or after the Effective Date concerning the assumption of any executory contract, unexpired lease, ASR, or Interconnection Agreement that, if Allowed, would be an Assumed Liability). The Debtors or the Estate Representative, as the case may be, shall provide ten days prior written notice to the ~~Investors~~Investor and New Global Crossing (on behalf of the Reorganized Subsidiary Debtors) unless such notice period is shortened with the consent of the ~~Investors~~Investor or New Global Crossing, as applicable, of any proposed compromise or settlement of any Administrative Expense Claim, Priority Tax Claim or Priority Non-Tax Claim.

12.8. Amendments.

(a) Plan of Reorganization Modifications. The Plan of Reorganization may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as the Bankruptcy Court may otherwise direct. In addition, after the Confirmation Date, so long as such action does not materially adversely affect the treatment of holders of Claims or Equity Interests under the Plan of Reorganization, the Debtors (and, as of the Effective Date, the Estate Representative) may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan of Reorganization or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan of Reorganization.

(b) Other Amendments. Prior to the Effective Date and with the consent of the Creditors Committee and the holders of the Lender Claims, and the ~~Investors~~Investor, which consent shall not be unreasonably withheld, the Debtors may make appropriate technical adjustments and modifications to the Plan of Reorganization without further order or approval of the Bankruptcy Court, provided, however that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims.

12.9. Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Exhibit hereto provides otherwise, the rights, duties and obligations arising under the Plan of Reorganization shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.10. Time.

In computing any period of time prescribed or allowed by the Plan of Reorganization, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.11. Notices.

All notices, requests, and demands to or upon the Debtors, the Estate Representative, New Global Crossing, or either of the ~~Investors~~Investor to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

if to the Debtors, to:

Global Crossing Group

~~Seven Giralda Farms~~

~~Madison, New Jersey 07940~~200 Park Avenue, 3rd Floor

Florham Park, NJ 07932

U.S.A.

Telecopy:     (973) ~~410-8583~~360-0538

Attention:    General Counsel

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

U.S.A.

Telecopy:    (212) 310-8007

Attention:    Michael F. Walsh

                    Paul M. Basta

                    Douglas P. Warner

if to the Trustee or the Estate Representative, to such entity designated in the Confirmation Order:

with a copy to:

Brown Rudnick Berlack Israels LLP

120 West 45th Street

New York, New York 10036

U.S.A.

Telecopy:    (212) 704-0196

Attention:    Edward S. Weisfelner

with a copy to:

Milbank Tweed Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, New York 10005

U.S.A.

Telecopy:    (212) 822-5283

Attention:    Allan S. Brilliant

if to New Global Crossing or the Reorganized Subsidiary Debtors, to:

Global Crossing Ltd.

~~Seven Giralda Farms~~

~~Maddison, New Jersey 07940~~200 Park Avenue, 3rd Floor

Florham Park, NJ 07932

U.S.A.

Telecopy:    (973) ~~410-8583~~360-0538

Attention:    John McShane

with a copy to Singapore Technologies Telemedia Pte Ltd, for purpose of section 12.7 and otherwise for information purposes only:

Singapore Technologies Telemedia Pte Ltd.

51 Cuppage Road

#10-11/17, StarHub Centre

Singapore 229469

Telecopy:    (65) 6720-7277

Attention:    General Counsel/Chief Legal Officer

with a copy to:

Latham & Watkins

80 Raffles Place

#14-20 UOB Plaza 2

Singapore 048624

Telecopy:    (65) 6536-1171

Attention:    Michael W. Sturrock

with a copy to Hutchison Telecommunications Limited, for purposes of section 12.7 and otherwise for informational purposes only:

Hutchison Telecommunications Limited

22nd Floor, Hutchison House

10 Harcourt Road, Central

Hong Kong Telecopy: (852) 2128-1778

Attention: Company Secretary

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison

12/F Hong Kong Club Building

3A Charter Road Building

Hong Kong

Telecopy:    (852) 2536-9622

Attention:    John E. Lange

with a copy to:

KPMG

8 Salisbury Square

London EC4Y 8 BB

United Kingdom

Telecopy:    444-207-694-3126

Attention:    Jane Moriarty

Dated: ~~October 28, 2002~~December 3, 2003

             New York, New York

Respectfully submitted,

GLOBAL CROSSING LTD. ET. AL. (for itself and on behalf of each of the Debtors)

By:	~~/s/ Dan J. Cohrs~~

Name:	Dan J. Cohrs
Title:	Executive Vice President and Chief Financial Officer

COUNSEL:

~~/s/ Michael F. Wals~~

Michael F. Walsh (MFW 8000)

Paul M. Basta (PMB 4434)

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue

New York, NY 10153-0119

Telephone:    (212) 310-8000

Facsimile:    (212) 310-8007

Attorneys for Debtors and

  Debtors In Possession

EXHIBITS AND SCHEDULES

TO PLAN OF REORGANIZATION

SCHEDULE 1.0

(To Be Provided)

SCHEDULE 1.1

(To be Provided)

SCHEDULE 1.2

(To be Provided)

EXHIBIT A

DEBTORS

1.	Global Crossing North America, Inc.
2.	Global Crossing Ltd.
3.	Atlantic Crossing Ltd.
4.	Atlantic Crossing Holdings Ltd.
5.	Global Crossing Cyprus Holdings Limited
6.	GC Pan European Crossing Luxembourg I S.a.r.l.
7.	GC Pan European Crossing Luxembourg II S.a.r.l.
8.	GC Pan European Crossing Holdings B.V.
9.	Mid-Atlantic Crossing Holdings Ltd.
10.	Global Crossing Holdings U.K. Limited
11.	Global Crossing International Ltd.
12.	Global Crossing Network Center Ltd.
13.	Pan American Crossing U.K. Ltd.
14.	Mid-Atlantic Crossing Ltd.
15.	Pan American Crossing Holdings Ltd.
16.	South American Crossing Holdings Ltd.
17.	Pan American Crossing Ltd.
18.	Atlantic Crossing Holdings U.K. Limited
19.	ALC Communications Corporation
20.	Budget Call Long Distance, Inc.
21.	Business Telemanagement, Inc.
22.	GC Dev. Co., Inc.
23.	GC Mart LLC
24.	GC Pacific Landing Corp
25.	Global Crossing Advanced Card Services, Inc.
26.	Global Crossing Bandwidth, Inc.
27.	Global Crossing Billing, Inc.
28.	Global Crossing Development Co.
29.	Global Crossing Employee Services, Inc.
30.	Global Crossing GlobalCenter Holdings, Inc.
31.	Global Crossing Government Markets USA, Inc.
32.	Global Crossing Holdings USA LLC
33.	Global Crossing Internet Dial-Up, Inc.
34.	Global Crossing Latin America & Caribbean Co.
35.	Global Crossing Local Services, Inc.
36.	Global Crossing North American Holdings, Inc.
37.	Global Crossing Management Services, Inc.
38.	Global Crossing North American Networks, Inc.
39.	Global Crossing Telecommunications, Inc.
40.	Global Crossing Telemanagement VA LLC
41.	Global Crossing Telemanagement, Inc.
42.	Global Crossing USA, Inc.
43.	Global Crossing Ventures, Inc.
44.	GT Landing Corp.

45.	GT Landing II Corp.
46.	MAC Landing Corp.
47.	Metaclorin Investco II, Inc.
48.	PAC Landing Corp.
49.	Subsidiary Telco LLC
50.	US Crossing, Inc.
51.	IXNet, Inc.
52.	GC St. Croix Company, Inc.
53.	Equal Access Networks, LLC
54.	Atlantic Crossing II Ltd.
55.	Global Crossing Holdings Ltd.
56.	GT U.K. Ltd. (filed on April 24, 2002)
57.	SAC Peru S.R.L. (filed on August 4, 2002)
58.	GC Pan European Crossing UK Limited (filed on August 30, 2002)
59.	Global Crossing Network Center (UK) Ltd. (filed on August 30, 2002)
60.	South American Crossing Ltd. (filed on August 30, 2002)
61.	GT Netherlands B.V.
62.	GC Hungary Holdings Vagyonkezelo Korlatolt Felelossegu Tarasag (filed on August 30, 2002)
63.	GC Pan European Crossing Nederland B.V. (filed on August 30, 2002)
64.	GC UK Holding Ltd. (filed on August 30, 2002)
65.	Global Crossing Conferencing Limited (filed on August 30, 2002)
66.	Global Crossing Europe Limited (filed on August 30, 2002)
67.	Global Crossing Intellectual Property Ltd. (filed on August 30, 2002)
68.	Global Crossing Intermediate UK Holdings Limited (filed on August 30, 2002)
69.	Global Crossing Ireland Limited (filed on August 30, 2002)
70.	Global Crossing Services Europe Limited (filed on August 30, 2002)
71.	Global Crossing Services Ireland Limited (filed on August 30, 2002)
72.	Global Crossing Venezuela B.V. (filed on August 30, 2002)
73.	IXnet UK Limited (filed on August 30, 2002)
74.	Mid-Atlantic Crossing Holdings UK Ltd. (filed on August 30, 2002)
75.	PAC Panama Ltd. (filed on August 30, 2002)
76.	GC SAC Argentina S.R.L. (filed on August 30, 2002)
77.	SAC Brazil Ltda. (filed on August 30, 2002)
78.	Global Crossing Portfolio Holdings Ltd. (filed on August 30, 2002)
79.	Global Crossing IXNet EMEA Holdings Limited (filed on August 30, 2002)
80.	SAC Colombia Ltda. (filed on August 30, 2002)

EXHIBIT B

DEBTORS INCORPORATED IN BERMUDA

Global Crossing Ltd.
Global Crossing Holdings Ltd.
Atlantic Crossing Ltd.
Atlantic Crossing Holdings Ltd.
Mid-Atlantic Crossing Holdings Ltd.
Global Crossing International Ltd.
Global Crossing Network Center Ltd.
Mid-Atlantic Crossing Ltd.
Pan American Crossing Holdings Ltd.
South American Crossing Holdings Ltd.
Pan American Crossing Ltd.
Atlantic Crossing II Ltd.
Global Crossing Portfolio Holdings Ltd.
PAC Panama Ltd.
Global Crossing Intellectual Property Ltd.
South American Crossing Ltd.

EXHIBIT C

DOCUMENTS TO BE INCLUDED IN THE PLAN SUPPLEMENT

Management Incentive Plan
Bye-Laws of New Global Crossing
Certificate of Designations
Indenture
Form of New Senior Secured Notes
Registration Rights Agreement
Liquidating Trust Agreement
Memorandum of Association
Cooperation Agreement

EXHIBIT D

LETTERS OF CREDIT

Letter of Credit No. 71637 in the amount of $2,721,600.00 for the benefit of Liberty Mutual Insurance Company.

Letter of Credit No. 71731 in the amount of $4,027,346.00 for the benefit of Pacific Employers Insurance Company.

EXHIBIT E

PURCHASE AGREEMENT

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

X
In re		:

		:	Chapter 11 Case No.

GLOBAL CROSSING LTD., et al.,		:	02-40188 (REG)

Debtors.		:	(Jointly Administered)
X

DEBTORS’ JOINT PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (~~AS MODIFIED~~)

WEIL, GOTSHAL & MANGES LLP

Attorneys for Debtors

and Debtors in Possession

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Dated: ~~October 28, 2002~~December 3, 2003

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)